Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

UNIVEST CORPORATION OF PENNSYLVANIA

AND

FOX CHASE BANCORP, INC.

dated as of

DECEMBER 8, 2015

i

4.19.	Registration Obligations	34
4.20.	Risk Management Instruments	34
4.21.	Fairness Opinion	35
4.22.	Trust Accounts	35
4.23.	Intellectual Property	35
4.24.	Labor Matters	35
4.25.	Fox Chase Information Supplied	36
4.26.	Takeover Laws	36
4.27.	Information Technology	36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF UNIVEST		37
5.1.	Organization	37
5.2.	Capitalization	38
5.3.	Authority; No Violation	39
5.4.	Consents	39
5.5.	Financial Statements; Undisclosed Liabilities	40
5.6.	No Material Adverse Effect	41
5.7.	Ownership of Property; Insurance Coverage	41
5.8.	Legal Proceedings	42
5.9.	Compliance With Applicable Law	43
5.10.	Environmental Matters	44
5.11.	Brokers, Finders and Financial Advisors	44
5.12.	Loan Matters	45
5.13.	Related Party Transactions	45
5.14.	No Fox Chase Capital Stock	45
5.15.	SEC Reports	46
5.16.	Required Vote	46
5.17.	Registration Obligations	46
5.18.	Risk Management Instruments	46
5.19.	Fairness Opinion	47
5.20.	Trust Accounts	47
5.21.	Financing	47
5.22.	Univest Information Supplied	47
5.23.	Taxes	47
5.24.	Employee Benefit Plans	48
5.25.	Intellectual Property	49
5.26.	Labor Matters	49

ARTICLE VI COVENANTS OF FOX CHASE		50
6.1.	Conduct of Business	50
6.2.	Financial and Other Statements	54
6.3.	Maintenance of Insurance	55
6.4.	Disclosure Supplements	55
6.5.	Consents and Approvals of Third Parties	55
6.6.	Commercially Reasonable Efforts	55
6.7.	Failure to Fulfill Conditions	55
6.8.	No Other Bids and Related Matters	55
6.9.	Proxy Solicitor	58
6.10.	Fox Chase Dividends	58

ARTICLE VII COVENANTS OF UNIVEST		59
7.1.	Conduct of Business	59
7.2.	Financial and Other Statements	60
7.3.	Maintenance of Insurance	60
7.4.	Disclosure Supplements	60
7.5.	Consents and Approvals of Third Parties	60
7.6.	Commercially Reasonable Efforts	61
7.7.	Failure to Fulfill Conditions	61
7.8.	Post-Closing Governance	61
7.9.	Proxy Solicitor	61
7.10.	Employee Matters	61
7.11.	Directors and Officers Indemnification and Insurance	63
7.12.	Merger Consideration Availability	65
7.13.	Exchange Listing	65
7.14.	Rule 16b-3	65

ARTICLE VIII ADDITIONAL AGREEMENTS		65
8.1.	Shareholder Meetings	65
8.2.	Proxy Statement-Prospectus	66
8.3.	Regulatory Approvals	67
8.4.	Current Information	68
8.5.	Access; Confidentiality	69
8.6.	Fox Chase Officer Agreements	69
8.7.	Litigation and Claims	70
8.8.	No Control of Other Party’s Business	70

ARTICLE IX CLOSING CONDITIONS		70
9.1.	Conditions to Each Party’s Obligations under this Agreement	70

9.2.	Conditions to the Obligations of Univest under this Agreement	71
9.3.	Conditions to the Obligations of Fox Chase under this Agreement	72

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		74
10.1.	Termination	74
10.2.	Effect of Termination	76
10.3.	Amendment, Extension and Waiver	78

ARTICLE XI MISCELLANEOUS		78
11.1.	Confidentiality	78
11.2.	Public Announcements	78
11.3.	Survival	78
11.4.	Expenses	79
11.5.	Notices	79
11.6.	Parties in Interest	80
11.7.	Complete Agreement	80
11.8.	Counterparts	80
11.9.	Severability	80
11.10.	Governing Law	80
11.11.	Interpretation	81
11.12.	Specific Performance; Jurisdiction	81

Exhibit A                           Form of Fox Chase Affiliate Letter

Exhibit B                           Form of Univest Affiliate Letter

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 8, 2015, is made between Univest Corporation of Pennsylvania, a Pennsylvania corporation (“Univest “), and Fox Chase Bancorp, Inc., a Maryland corporation (“Fox Chase”).  Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1.  The board of directors of each of Univest and Fox Chase (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved this Agreement; and

2.  In accordance with the terms of this Agreement, Fox Chase will merge with and into Univest (the “Merger”); and

3.  At or prior to the execution and delivery of this Agreement, each of the directors of Fox Chase and the executive officers of Fox Chase identified on Fox Chase Disclosure Schedule 1.1 has executed a letter agreement in favor of Univest, in the form attached hereto as Exhibit A, dated as of the date hereof (the “Fox Chase Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Fox Chase Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

4.  At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Univest has executed a letter agreement in favor of Fox Chase, in the form attached hereto as Exhibit B, dated as of the date hereof (the “Univest Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Univest Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

5.  The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

6.  The parties desire to make certain representations, warranties and agreements in connection with the business combination and related transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.  Certain Definitions.

As used in this Agreement, the following capitalized terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).  Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Additional Consideration” shall have the meaning set forth in Section 10.1(i)(ii).

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the Fox Chase Disclosure Schedule and the Univest Disclosure Schedule, and any amendments hereto.

“All Cash Election” shall have the meaning set forth in Section 3.2(b)(ii).

“All Stock Election” shall have the meaning set forth in Section 3.2(b)(i).

“Anticipated Stock Conversion Number” shall have the meaning set forth in Section 3.2(f).

“Articles of Merger” shall mean the articles of merger to be executed by Univest and Fox Chase and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania and the MGCL in accordance with the laws of the State of Maryland.

“Bank Merger” shall mean the merger of Fox Chase Bank with and into Univest Bank, with Univest Bank as the surviving institution, as contemplated by Section 2.7.

“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates Univest Bank or Fox Chase Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall have the meaning set forth in Section 3.1(c).

“Cash Election Shares” shall have the meaning set forth in Section 3.2(g)(i).

“Cash Proration Factor” shall have the meaning set forth in Section 3.2(g)(ii)(B).

“Certificate” shall mean certificates evidencing shares of Fox Chase Common Stock (it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Fox Chase Common Stock).

“Claim” shall have the meaning set forth in Section 7.11(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Common Stock Consideration” shall have the meaning set forth in Section 3.1(c).

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Determination Date” shall have the meaning set forth in Section 10.1(i).

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Election Deadline” shall have the meaning set forth in Section 3.2(c).

“Election Form” shall have the meaning set forth in Section 3.2(c).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“ESOP” means the Fox Chase Bank Employee Stock Ownership Plan as initially effective as of January 1, 2006, as modified, amended or restated from time to time and the Fox Chase Bank Employee Stock Ownership Trust.

“ESOP Loan” means the outstanding indebtedness as of the Closing Date owed to Fox Chase by the ESOP pursuant to the ESOP Loan Agreements and Notes, dated as of September 29, 2006 and June 29, 2010, respectively, each by and between Fox Chase and the ESOP trustee.

“ESOP Pledge Agreement” means the ESOP Pledge Agreements, dated as of September 29, 2006 and June 29, 2010, respectively, each by and between Fox Chase and the Trustee, relating to the ESOP Loan and granting Fox Chase a security interest in the pledged shares.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Broadridge Financial Solutions, Inc., or a bank or trust company or other agent designated by Univest and reasonably acceptable to Fox Chase, which shall act as agent for Univest in connection with the exchange procedures for exchanging certificates for shares of Fox Chase Common Stock for certificates for shares of Univest Common Stock as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a)(i).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIA” shall mean the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“Final Index Price” shall have the meaning set forth in Section 10.1(i).

“Fox Chase” shall mean Fox Chase Bancorp, Inc., a Maryland corporation, with its principal offices located at 4390 Davisville Road, Hatboro, Pennsylvania 19040.  References to Fox Chase shall mean Fox Chase on a consolidated basis unless the context clearly indicates otherwise.

“Fox Chase Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“Fox Chase Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“Fox Chase Affiliate Letters” shall have the meaning set forth in the Recitals.

“Fox Chase Bank” shall mean Fox Chase Bank, a Pennsylvania-chartered savings bank, with its principal offices located at 4390 Davisville Road, Hatboro, Pennsylvania 19040, which is a wholly owned subsidiary of Fox Chase.

“Fox Chase Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Fox Chase Common Stock” shall mean the common stock, par value $0.01 per share, of Fox Chase.

“Fox Chase Disclosure Schedule” shall mean a written disclosure schedule delivered by Fox Chase to Univest specifically referring to the appropriate Section of this Agreement.

“Fox Chase Employee Severance Compensation Plan” shall have the meaning set forth in Section 7.10(e).

“Fox Chase Financial Statements” shall mean (i) the audited consolidated financial statements of Fox Chase as of December 31, 2014, and for the three years ended December 31, 2014, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Fox Chase as of the end of each calendar quarter following December 31, 2014 and for the periods then ended, including the notes thereto.

“Fox Chase Option Consideration” shall have the meaning set forth in Section 2.8(c).

“Fox Chase Material Contracts” shall have the meaning set forth in Section 4.8(c).

“Fox Chase Recommendation” shall have the meaning set forth in Section 8.1(a).

“Fox Chase Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“Fox Chase Regulatory Reports” means the Call Reports of Fox Chase Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date, and all reports filed with the PDB or FRB by Fox Chase or Fox Chase Bank from December 31, 2014 through the Closing Date.

“Fox Chase Representative” shall have the meaning set forth in Section 6.8(a).

“Fox Chase Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“Fox Chase Stock Awards” shall have the meaning set forth in Section 2.8(a).

“Fox Chase Stock Options” shall have the meaning set forth in Section 2.8(a).

“Fox Chase Stock Option Plans” shall mean the Fox Chase 2007 Equity Incentive Plan and the Fox Chase 2011 Equity Incentive Plan.

“Fox Chase Stock Plans” shall have the meaning set forth in Section 2.8.

“Fox Chase Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“Fox Chase Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Fox Chase or Fox Chase Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Fox Chase Bank or on the basis of a “debt previously contracted.”

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Griffin” shall have the meaning set forth in Section 5.11.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.11(a).

“Index Group” shall have the meaning set forth in Section 10.1(i).

“Index Ratio” shall have the meaning set forth in Section 10.1(i).

“Initial Index Price” shall have the meaning set forth in Section 10.1(i).

“Initial Univest Market Value” shall have the meaning set forth in Section 10.1(i).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of Fox Chase means the actual knowledge of any of the officers of Fox Chase listed on Fox Chase Disclosure Schedule 1.1 and “Knowledge” of Univest means the actual knowledge of any of the officers of Univest listed on Univest Disclosure Schedule 1.1.  Use in this Agreement of the words “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a)(ii).

“Liens” shall have the meaning set forth in Section 4.2(b).

“MGCL” shall mean the Maryland General Corporation Law.

“Material Adverse Effect” shall mean, with respect to Univest or Fox Chase, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the financial condition, results of operations or business of Univest and the Univest Subsidiaries taken as a whole, or Fox Chase and the Fox Chase Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Fox Chase, on the one hand, or Univest, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the financial condition, results of operations or business of the parties and their respective subsidiaries:  (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the Fox Chase Subsidiaries or Univest Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets, interest rates, and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; or (g) any action taken in compliance with or in furtherance of any resolution or agreement with or at the direction of a Bank Regulator or in accordance or compliance with a Regulatory Agreement and the direct or indirect costs, consequences, or effects thereof.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.11(d).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Mixed Election” shall have the meaning set forth in Section 3.2(b)(iii).

“Nasdaq” shall mean The Nasdaq Stock Market.

“New Certificates” shall have the meaning set forth in Section 3.2(a)(i) (it being understood that any reference to “New Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of Univest Common Stock).

“Non-Election Proration Factor” shall have the meaning set forth in Section 3.2(g)(ii)(A).

“Non-Election Shares” shall have the meaning set forth in Section 3.2(b)(iv).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Option Payment Amount” means the sum of:  (1) $8.40 (equal to 40% of the cash consideration) plus (2) .5839 (equal to 60% of the per share Exchange Ratio of .9731) multiplied by the average of the daily closing prices of Univest Common Stock for the twenty consecutive trading days ending on the fifth trading day immediately preceding the Closing Date.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Piper” shall have the meaning set forth in Section 4.14.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Univest Common Stock to be offered to holders of Fox Chase Common Stock in connection with the Merger.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger or the Bank Merger, and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2(d).

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2(g)(ii).

“Starting Date” shall have the meaning set forth in Section 10.1(i).

“Stock Election Number” shall have the meaning set forth in Section 3.2(f).

“Stock Election Shares” means shares of Fox Chase Common Stock that the holders thereof have elected to convert into the Common Stock Consideration.

“Stock Proration Factor” shall have the meaning set forth in Section 3.2(g)(i).

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Suspense Shares” means 486,451 shares of Fox Chase Common Stock held in the suspense account pursuant to the ESOP, ESOP Loan and ESOP Pledge Agreement.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Termination Date” shall mean December 31, 2016.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.

“Univest “ shall mean Univest Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 14 North Main Street, Souderton, Pennsylvania 18964.  References to Univest shall mean Univest on a consolidated basis unless the context clearly indicates otherwise.

“Univest Affiliate Letters” shall have the meaning set forth in the Recitals.

“Univest Bank” shall mean Univest Bank and Trust Co., a Pennsylvania bank and trust company, with its principal offices located at 14 North Main Street, Souderton, Pennsylvania 18964, which is a wholly owned subsidiary of Univest.

“Univest Benefit Plan” shall have the meaning set forth in Section 5.24(a).

“Univest Common Stock” shall mean the common stock, par value $5.00 per share, of Univest.

“Univest Determination Date Market Value” shall have the meaning set forth in Section 10.1(i).

“Univest Disclosure Schedule” shall mean a written disclosure schedule delivered by Univest to Fox Chase specifically referring to the appropriate Section of this Agreement.

“Univest Expense Reimbursement Fee” shall have the meaning set forth in Section 10.2(c).

“Univest Financial Statements” shall mean (i) the audited consolidated financial statements of Univest as of December 31, 2014, and for the three years ended December 31, 2014, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Univest as of the end of each calendar quarter following December 31, 2014 and for the periods then ended, including the notes thereto.

“Univest Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Univest Ratio” shall have the meaning set forth in Section 10.1(i).

“Univest Recommendation” shall have the meaning set forth in Section 8.1(b).

“Univest Regulatory Agreement” shall have the meaning set forth in Section 5.9(c).

“Univest Regulatory Reports” means the Call Reports of Univest Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date, all reports filed with the PDB or FRB by Univest or Univest Bank from December 31, 2014 through the Closing Date.

“Univest Shareholder Rights Agreement” means the shareholder rights agreement, dated September 30, 2011, between Univest and Broadridge Corporate Issuer Solutions, Inc., as rights agent.

“Univest Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Univest Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Univest or Univest Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Univest Bank or on the basis of a “debt previously contracted.”

“Univest Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time:  (a) Fox Chase shall merge with and into Univest, with Univest as the resulting or surviving corporation; and (b) the separate existence of Fox Chase shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Fox Chase shall be vested in and assumed by Univest in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of Maryland.  As part of the Merger, each share of Fox Chase Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III.

2.2.  Effective Time; Closing.

(a)  Closing.  The closing (the “Closing”) shall occur no later than the close of business on the fifth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions), or such other date that may be agreed to in writing by the parties.  The Merger shall be effected by the filing of Articles of Merger with the PDS and the Maryland State Department of Assessment and Taxation with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL and the MGCL.  The “Effective Time” shall mean the time specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Articles of Merger.

(b)  Time and Place of Closing.  Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Stevens & Lee, P.C., at 10:00 a.m., or at such other place or time upon which Univest and Fox Chase mutually agree.

(c)  Deliveries at Closing.  At or prior to the Closing, there shall be delivered to Univest and Fox Chase the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof.  At or prior to the Closing, Univest shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3.  Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Univest as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4.  Directors and Officers.

(a)  Except as otherwise contemplated by Sections 2.4(e) and 7.8, the directors of Univest immediately prior to the Effective Time shall be the directors of Univest after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Univest, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b)  The officers of Univest immediately prior to the Effective Time shall be the officers of Univest after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Univest, until their respective successors are duly appointed.

(c)  The directors of Univest Bank immediately prior to the Effective Time shall be the directors of Univest Bank after the Effective Time, each to hold office in accordance with the charter and the bylaws of Univest Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d)  The officers of Univest Bank immediately prior to the Effective Time shall be the officers of Univest Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Univest Bank, until their respective successors are duly appointed.

(e)  Upon completion of the Closing, Univest shall cause Thomas M. Petro, President and Chief Executive Officer of Fox Chase, and two (2) other individuals serving on Fox Chase’s board of directors as of the Closing to be appointed to Univest’s board of directors as of the Effective Date in accordance with Section 7.8.

2.5.  Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL and the MGCL.

2.6.  Tax Consequences.

It is intended that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

2.7.  Bank Merger.

Immediately following the Merger, Univest and Fox Chase shall cause Fox Chase Bank to merge (the “Bank Merger”) with and into Univest Bank, with Univest Bank surviving such merger, pursuant to an agreement and plan of merger, which will be in a form and substance mutually acceptable to the parties and customary for mergers similar to the Bank Merger (the “Bank Plan of Merger”).  Univest Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Fox Chase Bank shall cease.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  Prior to the Effective Time, Univest shall cause Univest Bank, and Fox Chase shall cause Fox Chase Bank, to execute such articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time.

2.8.  Stock Awards.

(a)  Section 2.8 of the Fox Chase Disclosure Schedule lists (i) any unexpired and unexercised options or similar rights to purchase Fox Chase Common Stock issued by Fox Chase (the “Fox Chase Stock Options”) pursuant to the Fox Chase Stock Option Plans or any other plan, agreement or arrangement (the “Fox Chase Stock Plans”), and (ii) any other stock-based amounts awarded or that are otherwise outstanding on the date of this Agreement (collectively with the Fox Chase Stock Options, the “Fox Chase Stock Awards”).  Section 2.8 of the Fox Chase Disclosure Schedule also sets forth with respect to each Fox Chase Stock Option, as applicable, the option exercise price, the number of shares subject to the option, the date granted, vesting, and expiration of the option and indicates whether the option is either a qualified incentive stock option under Section 422 of the Code or a nonqualified stock option.

(b)  Prior to the Effective Time, the board of directors of Fox Chase (or if appropriate, any committee thereof) shall adopt appropriate resolutions, if necessary, and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, in accordance with the terms of the applicable Fox Chase Stock Plans and any individual award agreements thereunder, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the Fox Chase Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such Fox Chase Stock Plans.

(c)  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Fox Chase Stock Option shall be converted into the right to receive an amount in cash equal to the amount by which the Option Payment Amount exceeds the exercise price per share of the Fox Chase Stock Option multiplied by the number of shares of Fox Chase Common Stock previously subject to such Fox Chase Stock Option without interest (such amounts payable hereunder being referred to as the “Fox Chase Option Consideration”).  From and after the Effective Time, any Fox Chase Stock Option converted pursuant to this Section 2.8 shall be cancelled and no longer exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Fox Chase Option Consideration.

(d)  The restrictions on each share of Fox Chase Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Fox Chase Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Fox Chase Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions hereunder as, each share of Fox Chase Common Stock.

2.9.  Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Univest may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Univest may reasonably determine to effect the purposes of this Agreement; provided however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the Code.  If Univest elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES

3.1.  Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Univest, Fox Chase or the holders of any of the shares of Fox Chase Common Stock, the Merger shall be effected in accordance with the following terms:

(a)  Each share of Univest Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b)  All shares of Fox Chase Common Stock held in the treasury of Fox Chase (“Treasury Stock”) and each share of Fox Chase Common Stock owned by Univest immediately prior to the Effective Time (if any) (other than shares held in a fiduciary or agency capacity or in connection with debts previously contracted) (“Univest Owned Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c)  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Fox Chase Common Stock (excluding Treasury Stock and Univest Owned Shares) issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Section 3.2) into either the right to receive (i) $21.00 in cash without interest (the “Cash Consideration”) or (ii) .9731 shares of Univest Common Stock (the “Common Stock Consideration,” such amount of Common Stock Consideration referred to herein as the “Exchange Ratio”).  The Cash Consideration and the Common Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d)  After the Effective Time, shares of Fox Chase Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this Section only the right to receive Merger Consideration as set forth in this Article.

(e)  In the event Univest changes the number of shares of Univest Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, reverse stock split, stock dividend, non-cash extraordinary dividend, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.  In addition, in the event Univest enters into an agreement pursuant to which shares of Univest Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Fox Chase Common Stock entitled to receive shares of Univest Common Stock in the

Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(f)  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Univest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Univest Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Univest.  In lieu of the issuance of any such fractional share, Univest shall pay to each former holder of Fox Chase Common Stock who otherwise would be entitled to receive a fractional share of Univest Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sales price of a share of Univest Common Stock reported on Nasdaq on the trading day immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of Fox Chase Common Stock owned by a Fox Chase shareholder shall be combined so as to calculate the maximum number of whole shares of Univest Common Stock issuable to such Fox Chase shareholder.

3.2.  Procedures for Exchange of Fox Chase Common Stock.

(a)  Exchange Procedures.

(i)  Five (5) days prior to the Effective Time, Univest shall (A) deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Fox Chase Common Stock, an amount of cash necessary to make payments of cash in accordance with this Section 3.2 to be paid as part of the Merger Consideration (together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto without any interest on any such cash, dividends or distributions and cash for fractional shares pursuant to Section 3.1(f)) and (B) provide the Exchange Agent with the irrevocable authorization to issue sufficient shares of Univest Common Stock (“New Certificates”) (such cash and certificates for shares of Univest Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(ii)  As promptly as practicable after the Effective Time, but in any event within five (5) business days after the Effective Time, the Exchange Agent shall mail to each holder of a Certificate that has not previously submitted an Election Form, transmittal materials (the “Letter of Transmittal”) for use in exchanging their Certificates for New Certificates and/or cash.  The Letter of Transmittal will contain instructions with respect to the surrender of the Certificates and the receipt of the Merger Consideration in exchange therefor. Upon the shareholder’s delivery to the Exchange Agent of Certificates owned by such shareholder representing shares of Fox Chase Common Stock (or an indemnity affidavit and related bond reasonably satisfactory to Univest and the Exchange Agent, if such certificates are lost, stolen or destroyed), and the duly completed Letter of Transmittal, the Exchange Agent shall cause evidence of uncertificated shares in the book entry form (in the form of the written notice required by Section 1528(f) of the PCBL) or, at the option of Univest, New Certificates into which such shares of Fox Chase Common Stock are converted at the Effective Time to be delivered to such shareholder and/or any check in respect of cash to be paid as part of the Merger Consideration (and in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive).  No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this Article III.

(iii)  No dividends or other distributions with respect to Univest Common Stock with a record date occurring on or after the Effective Time shall be paid to the record holder of any unsurrendered Certificate representing shares of Fox Chase Common Stock converted in the Merger into the right to receive shares of such Univest Common Stock until the holder thereof receives New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.2(a). After becoming so entitled in accordance with this Section 3.2(a), the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Univest Common Stock, and which such holder had the right to receive upon surrender of the Certificates.

(b)  Exchange of Certificates.  Each holder of a Certificate or Certificates (excluding Fox Chase and Univest ) will have the following options in connection with the exchange of their Fox Chase Common Stock in connection with the Merger:

(i)  at the option of the holder, all of such holder’s Fox Chase Common Stock deposited with the Exchange Agent shall be converted into and become the Common Stock Consideration (such election, the “All Stock Election”); provided that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.1(f); or

(ii)  at the option of the holder, all of such holder’s Fox Chase Common Stock deposited with the Exchange Agent shall be converted into and become the Cash Consideration (such election, the “All Cash Election”); or

(iii)  at the option of the holder, such holder’s aggregate number of shares of Fox Chase Common Stock deposited with the Exchange Agent shall be converted into and become any combination of the Common Stock Consideration and the Cash Consideration (such election, the “Mixed Election”); or

(iv)  if no Election is made by the holder by the Election Deadline, all of such holder’s shares of Fox Chase Common Stock shall be deemed to be “Non-Election Shares” and shall be convertible at the discretion of Univest into either the Common Stock Consideration or the Cash Consideration, or a combination thereof, subject to the allocation and proration provisions in Sections 3.2(f) and (g).

(c)  Procedures for Election.  An election form and other appropriate transmittal materials in such form as Fox Chase and Univest shall mutually agree (the “Election Form”) shall be mailed to holders of a Certificate or Certificates concurrent with or immediately after the mailing of the Proxy Statement-Prospectus.  The “Election Deadline” shall be 5:00 p.m., New York City time, on the business day prior to the date of the Fox Chase Shareholders’ Meeting or, if the Closing Date is more than five (5) business days following the Fox Chase Shareholders’ Meeting, five (5) business days preceding the Closing Date, after which an Election may not be made.

(d)  Perfection of the Election.  An Election shall be considered to have been validly made by a holder of a Certificate or Certificates only if the Exchange Agent shall have received an Election Form properly completed and executed by such shareholder prior to the Election Deadline.  Holders of record of shares of Fox Chase Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Fox Chase Common Stock held by that Representative for a particular beneficial owner.

(e)  Revocation of Election.  Any holder of a Certificate or Certificates may at any time prior to the Election Deadline revoke such holder’s Election and submit a new Election Form in accordance with the procedures in Section 3.2(b) by providing written notice that is received by the Exchange Agent by 5:00 p.m., New York City time, on the business day prior to the Election Deadline.

(f)  Limitations on Merger Consideration.  Notwithstanding any other provision contained in this Agreement, sixty percent (60%) of the total number of shares of Fox Chase Common Stock outstanding at the Effective Time (excluding shares of Fox Chase Common Stock to be cancelled as provided in Section 3.1(b)) (the “Anticipated Stock Conversion Number”) shall be converted into the Common Stock Consideration and the remaining outstanding shares of Fox Chase Common Stock (excluding shares of Fox Chase Common Stock to be canceled as provided in Section 3.1(b)) shall be converted into the Cash Consideration.

(g)  Allocation and Proration.  To the extent necessary to satisfy the limitations in Section 3.2(f), within three (3) business days after the Election Deadline, Univest shall cause the Exchange Agent to effect the allocation among holders of Fox Chase Common Stock of rights to receive the Cash Consideration and the Common Stock Consideration as follows:

(i)  If the number of shares of Fox Chase Common Stock (excluding shares of Fox Chase Common Stock to be cancelled as provided in Section 3.1(b)) with respect to which holders of Fox Chase Common Stock have elected to receive the Common Stock Consideration (the “Stock Election Number”) exceeds the Anticipated Stock Conversion Number, then all shares with respect to which holders have made the Cash Election (“Cash Election Shares”) and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the number of shares of Univest Common Stock equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Exchange Ratio by (3) a fraction the numerator of which is the Anticipated Stock Conversion Number and the denominator of which is the Stock Election Number (the “Stock Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Stock Proration Factor;

(ii)  If the Stock Election Number is less than the Anticipated Stock Conversion Number (the amount by which the Anticipated Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Common Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)  if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the number of shares of Univest Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (2) cash in an amount equal to the product obtained by multiplying (A) the number of Non-Election Shares held by such holder by (B) the Cash Consideration by (C) one minus the Non-Election Proration Factor; or

(B)  if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Common Stock Consideration, and each holder of Cash Election Shares shall receive (1) the number of shares of Univest Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares (the “Cash Proration Factor”) and (2) cash in an amount equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) the Cash Consideration by (C) one minus the Cash Proration Factor.

(h)  Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Fox Chase Common Stock shall have no rights, after the Effective Time, with respect to such Fox Chase Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement.  After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Univest Common Stock represented by such Certificate.

(i)  Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that:  (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the Letter of Transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(j)  Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of Fox Chase of Fox Chase Common Stock that was issued and outstanding immediately prior to the Effective Time other than to settle transfers of Fox Chase Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

(k)  Return of Exchange Fund.  At any time following the twelve (12) month period after the Effective Time, Univest shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Univest (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.

(l)  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Univest, the posting by such person of a bond in such amount as Univest may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(m)  Withholding.  Univest or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Fox Chase Common Stock such amounts as Univest (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Univest or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Fox Chase Common Stock in respect of whom such deduction and withholding were made by Univest or the Exchange Agent.

(n)  No Liability.  None of Univest, Fox Chase any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(o)  Reservation of Shares.  Univest shall reserve for issuance a sufficient number of shares of Univest Common Stock for the purpose of issuing shares of Univest Common Stock to the Fox Chase shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FOX CHASE

Fox Chase represents and warrants to Univest that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Fox Chase Disclosure Schedule delivered by Fox Chase to Univest on the date hereof.  Fox Chase has made a good faith effort to ensure that the disclosure on each schedule of the Fox Chase Disclosure Schedule corresponds to the Section referenced herein.  However, for purposes of the Fox Chase

Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other schedules to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to other such sections.  References to the Knowledge of Fox Chase shall include the Knowledge of Fox Chase Bank.

4.1.  Organization.

(a)  Fox Chase is a corporation duly organized and subsisting under the laws of the State of Maryland, and is duly registered as a bank holding company under the BHCA.  Fox Chase has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Fox Chase.

(b)  Fox Chase Bank is a Pennsylvania-chartered savings bank duly organized and subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC.  Fox Chase Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Fox Chase Bank.  The deposits of Fox Chase Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Fox Chase Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)  Fox Chase Disclosure Schedule 4.1(c) sets forth each Fox Chase Subsidiary, the state of organization of each Fox Chase Subsidiary and the percentage of the outstanding equity securities, or membership or other interests owned by Fox Chase or Fox Chase Bank.  Each Fox Chase Subsidiary is a corporation, limited liability company or other entity duly organized and subsisting under the laws of its jurisdiction of incorporation or organization.  Each Fox Chase Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Fox Chase.

(d)  The respective minute books of Fox Chase, Fox Chase Bank and each other Fox Chase Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e)  Prior to the date of this Agreement, Fox Chase has made available to Univest true and correct copies of the articles of incorporation and bylaws of Fox Chase and similar governing documents of Fox Chase Bank and each other Fox Chase Subsidiary, each as in effect on the date hereof.

4.2.  Capitalization.

(a)  The authorized capital stock of Fox Chase consists of 60,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.  As of the date of this Agreement, there are (a) 11,598,869 shares of Fox Chase Common Stock issued and outstanding, (b) 3,141,201 shares of Fox Chase Common Stock held by Fox Chase as Treasury Stock, (c) 477,316 shares of Fox Chase Common Stock which have been allocated under the ESOP, (d) 486,451 shares of Fox Chase Common Stock which are Suspense Shares, and (e) no other shares of capital stock or other voting securities of Fox Chase issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Fox Chase Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Fox Chase, nor any trust preferred or subordinated debt securities of Fox Chase, are issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Fox Chase, or otherwise obligating Fox Chase to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities.  Except for the Fox Chase Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Fox Chase Common Stock or other equity interests of Fox Chase.  Fox Chase Disclosure Schedule 4.2(a) sets forth the name of each holder and the number of outstanding options or other rights to purchase, and securities convertible or exchangeable into Fox Chase Common Stock or Fox Chase Preferred Stock, the number of shares each holder may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

(b)  Fox Chase owns all of the capital stock of Fox Chase Bank, free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (collectively, “Liens”).  Except for the Fox Chase Subsidiaries, Fox Chase does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Fox Chase Subsidiaries, equity interests held by Fox Chase Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Fox Chase Subsidiaries, including stock in the FHLB and in Atlantic Community Bankers Bank.  Except as set forth on Fox Chase Disclosure Schedule 4.2(b), either Fox Chase or Fox Chase Bank owns all of the outstanding shares of capital stock or equity interests of each Fox Chase Subsidiary free and clear of all Liens.

(c)  To Fox Chase’s Knowledge, except as set forth on Fox Chase Disclosure Schedule 4.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Fox Chase Common Stock.

(d)  All contractual or other rights or obligations (including preemptive rights) of Fox Chase or any Fox Chase Subsidiary to purchase or sell any shares of capital stock, partnership,

membership or joint venture interests, or other equitable interests in any Person are set forth on Fox Chase Disclosure Schedule 4.2(d).

4.3.  Authority; No Violation.

(a)  Fox Chase has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Fox Chase’s shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Fox Chase and the consummation by Fox Chase of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the board of directors of Fox Chase, and no other corporate proceedings on the part of Fox Chase, except for the approval of the Fox Chase shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Fox Chase and, subject to (i) approval by the shareholders of Fox Chase, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Univest, constitutes the valid and binding obligation of Fox Chase, enforceable against Fox Chase in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b)  Subject to receipt of Regulatory Approvals, approval by the required vote of Fox Chase’s shareholders and Fox Chase’s and Univest’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Fox Chase, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Fox Chase with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Fox Chase or similar governing document of any of the Fox Chase Subsidiaries, including Fox Chase Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fox Chase or any Fox Chase Subsidiary or any of their respective properties or assets, or (C) except as set forth in Fox Chase Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Fox Chase or any Fox Chase Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fox Chase or any Fox Chase Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4.  Consents.

Except as set forth on Fox Chase Disclosure Schedule 4.4 and except for the Regulatory Approvals, approval of the shareholders of Fox Chase and Univest, and consents, approvals, filings and registrations from or with the SEC, Nasdaq, and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by Fox Chase and (b) the completion by Fox Chase of the transactions contemplated hereby.  Fox Chase has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Fox Chase or Fox Chase Bank to complete the transactions contemplated by this Agreement and knows of no reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5.  Financial Statements; Undisclosed Liabilities.

(a)  Fox Chase has previously made available, or will make available, to Univest the Fox Chase Regulatory Reports.  The Fox Chase Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects, the financial position, results of operations and changes in shareholders’ equity of Fox Chase as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b)  Fox Chase has previously made available, or will make available, to Univest the Fox Chase Financial Statements.  The Fox Chase Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Fox Chase and the Fox Chase Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c)  As of the date of each balance sheet included in the Fox Chase Financial Statements, neither Fox Chase nor Fox Chase Bank, as applicable, has had, or will have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Fox Chase Financial Statements or Fox Chase Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes, except for such liabilities, obligations or loss contingencies that, either alone or when combined with all similar liabilities, have not had or would not reasonably be expected to have a Material Adverse Effect on Fox Chase.

(d)  The records, systems, controls, data and information of Fox Chase and the Fox Chase Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fox Chase or any Fox Chase Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d).  Fox Chase (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Fox Chase, including its consolidated Fox Chase Subsidiaries, is made known to the chief executive officer and the chief financial officer of Fox Chase by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Fox Chase’s outside auditors and the audit committee of Fox Chase’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Fox Chase’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Fox Chase’s internal control over financial reporting.  These disclosures (if any) were made in writing by management to Fox Chase’s auditors and audit committee and a copy has previously been made available to Univest.

(e)  Since December 31, 2014, (i) neither Fox Chase nor any of the Fox Chase Subsidiaries nor, to the Knowledge of Fox Chase, any director, officer, employee, auditor, accountant or representative of Fox Chase or any of the Fox Chase Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fox Chase or any of the Fox Chase Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fox Chase or any of the Fox Chase Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Fox Chase or any of the Fox Chase Subsidiaries, whether or not employed by Fox Chase or any of the Fox Chase Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Fox Chase or any of its officers, directors, employees or agents to the board of directors of Fox Chase or any committee thereof or to any director or officer of Fox Chase.

4.6.  Taxes.

Fox Chase and the Fox Chase Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code.  Fox Chase has duly filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, Fox Chase and every Fox Chase Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local Taxes that have been incurred by or are due or claimed to be due from Fox Chase and any Fox Chase Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined.  As of the date of this Agreement, Fox Chase has received no written notice of, and to Fox Chase’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Fox Chase or any Fox Chase Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Fox Chase or any Fox Chase Subsidiary does not file tax returns that Fox Chase or any Fox Chase Subsidiary is subject to taxation in that jurisdiction.  Fox Chase and the Fox Chase Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  Fox Chase and each Fox Chase Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Fox Chase and each Fox Chase Subsidiary, to Fox Chase’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Except as set forth in Fox Chase Disclosure Schedule 4.6, neither Fox Chase nor any Fox Chase Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.

4.7.  No Material Adverse Effect.

Fox Chase has not suffered any Material Adverse Effect since December 31, 2014, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Fox Chase.

4.8.  Material Contracts; Leases; Defaults.

(a)  Except as set forth on Fox Chase Disclosure Schedule 4.8(a), neither Fox Chase nor any Fox Chase Subsidiary is a party to or subject to:  (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Fox Chase or any Fox Chase Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Fox Chase or any Fox Chase Subsidiary; (iii) any collective bargaining agreement with any labor Univest relating to employees of Fox Chase or any Fox Chase Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Fox Chase or any Fox Chase Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $100,000 whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Fox Chase or any Fox Chase Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Fox Chase or any Fox Chase Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Fox Chase or any Fox Chase Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b)  Fox Chase Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Fox Chase, Fox Chase Bank or any Fox Chase Subsidiary.  Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in Fox Chase Disclosure Schedule 4.8(b), identifying the section of the lease that contains such prohibition or restriction.

(c)  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “Fox Chase Material Contracts”) have been made available to Univest and are in full force and effect on the date hereof, and neither Fox Chase nor any Fox Chase Subsidiary (nor, to the Knowledge of Fox Chase, any other party to any Fox Chase Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any Fox Chase Material Contract.  Except as listed on Fox Chase Disclosure Schedule 4.8(c), no party to any Fox Chase Material Contract will have the right to terminate any or all of the provisions of any such Fox Chase Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d)  Except as listed on Fox Chase Disclosure Schedule 4.8(d), since September 30, 2015, through and including the date of this Agreement, neither Fox Chase nor any Fox Chase Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2015 (which amounts have been previously made available to Univest ), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Fox Chase Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Fox Chase Common Stock, or any Right to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under any option or benefit plan, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Fox Chase or any of the Fox Chase Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments and investment securities (in the ordinary course of business) except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Fox Chase or the Fox Chase Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.  Ownership of Property; Insurance Coverage.

(a)  Fox Chase and each Fox Chase Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Fox Chase or any Fox Chase Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Fox Chase Regulatory Reports and in the Fox Chase Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Fox Chase Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Fox Chase Financial Statements.  Such securities are valued on the books of Fox Chase and each of the Fox Chase Subsidiaries in accordance with GAAP.  Fox Chase and the Fox Chase Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Fox Chase and the Fox Chase Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Neither Fox Chase nor any Fox Chase Subsidiary is in default in any material respect under any lease for any real or personal property to which either Fox Chase or any Fox Chase Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Fox Chase.

(b)  With respect to all material agreements pursuant to which Fox Chase or any Fox Chase Subsidiary has purchased securities subject to an agreement to resell, if any, Fox Chase or such Fox Chase Subsidiary, as the case may be, has a Lien or security interest (which, to the Knowledge of Fox Chase, is a valid, perfected first Lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.  Fox Chase and each of the Fox Chase Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Fox Chase and each such Fox Chase Subsidiary believes are prudent and reasonable in the context of such businesses.

(c)  Fox Chase and each Fox Chase Subsidiary currently maintain insurance considered by Fox Chase to be reasonable for their respective operations in accordance with industry practice.  Neither Fox Chase nor any Fox Chase Subsidiary, except as set forth in Fox Chase Disclosure Schedule 4.9(c), has received notice from any insurance carrier that (i) such insurance will be canceled or that, during the past five (5) years, coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased.  Except as set forth on Fox Chase Disclosure Schedule 4.9(c), there are presently no material claims pending under such policies of insurance and no notices have been given by Fox Chase or any Fox Chase Subsidiary under such policies (other than with respect to health or disability insurance).  All such insurance is valid and enforceable and in full force and effect, and within the last three years Fox Chase and each Fox Chase Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.  Fox Chase Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by Fox Chase and each Fox Chase Subsidiary.

4.10.  Legal Proceedings.

Except as set forth in Fox Chase Disclosure Schedule 4.10, neither Fox Chase nor any Fox Chase Subsidiary is a party to any, and there are no pending or, to Fox Chase’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Fox Chase or any Fox Chase Subsidiary, (b) to which Fox Chase or any Fox Chase Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Fox Chase or Fox Chase Bank to perform under this Agreement in any material respect.

4.11.  Compliance With Applicable Law.

(a)  To the Knowledge of Fox Chase, each of Fox Chase and each Fox Chase Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Fox Chase nor any Fox Chase Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fox Chase.  The board of directors of Fox Chase Bank has adopted, and Fox Chase Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b)  Each of Fox Chase and each Fox Chase Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fox Chase; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and, to the Knowledge of Fox Chase, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c)  Since January 1, 2013, neither Fox Chase nor any Fox Chase Subsidiary has received any written notification or, to the Knowledge of Fox Chase, any other communication from any Bank Regulator (i) asserting that Fox Chase or any Fox Chase Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Fox Chase or any Fox Chase Subsidiary; (iii) requiring, or threatening to require, Fox Chase or any Fox Chase Subsidiary, or indicating that Fox Chase or any Fox Chase Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Fox Chase or any Fox Chase Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Fox Chase or any Fox Chase Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Fox Chase Regulatory Agreement”).  Neither Fox Chase nor any Fox Chase Subsidiary has consented to or entered into any Fox Chase Regulatory Agreement that is currently in effect or that was in effect since January 1, 2013.  The most recent regulatory rating given to Fox Chase Bank as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

(d)  Each of Fox Chase and Fox Chase Bank are “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Fox Chase nor Fox Chase Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger.

4.12.  Employee Benefit Plans.

(a)  Fox Chase Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, defined benefit, defined contribution, employee stock ownership, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of Fox Chase or any Fox Chase Subsidiary has any present or future right to benefits or under which Fox Chase or any Fox Chase Subsidiary has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Fox Chase Benefit Plans.”

(b)  With respect to each Fox Chase Benefit Plan, Fox Chase has made available to Univest a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable:  (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; (iv) the ESOP Loan documentation and ESOP Pledge Agreement; and (v) annual return/reports on Form 5500 for the last three plan years with respect to each Fox Chase Benefit Plan which is required to file such annual return/report.

(c)  (i) Except as would not result, individually or in the aggregate, in a Material Adverse Effect, each Fox Chase Benefit Plan that is subject to ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, as applicable; (ii) each Fox Chase Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of Fox Chase, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Fox Chase, no event has occurred and no condition exists that is reasonably likely to subject Fox Chase or any Fox Chase Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) neither Fox Chase nor any “party in interest” or “disqualified person” with respect to a Fox Chase Benefit Plan (including the ESOP) has engaged in a non-exempt “prohibited transaction” within the meaning of Code Section 4975 or ERISA Section 406 and the consummation of the Transaction will not give rise to any such prohibited transaction; (v) except as set forth in Fox Chase Disclosure Schedule 4.12, no Fox Chase Benefit Plan provides, and Fox Chase and the Fox Chase Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and (vi) all contributions required to be made under the terms of any Fox Chase Benefit Plan have been timely made or, if not yet due, have been properly reflected in Fox Chase’s financial statements in accordance with GAAP.

(d)  Except as set forth in Fox Chase Disclosure Schedule 4.12, Fox Chase and the Fox Chase Subsidiaries do not maintain, and have not maintained within the last ten years, a defined benefit plan.  None of the Fox Chase Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Fox Chase, the Fox Chase Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e)  Except as set forth in Fox Chase Disclosure Schedule 4.12, with respect to any Fox Chase Benefit Plan, the assets of any trust under such Fox Chase Benefit Plan, Fox Chase Benefit Plan sponsor, Fox Chase Benefit Plan fiduciary or Fox Chase Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Fox Chase, threatened and (ii) to the Knowledge of Fox Chase, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f)  Except as set forth in Fox Chase Disclosure Schedule 4.12, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Fox Chase or any Fox Chase Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in a payment or amount that would not be deductible by reason of Code Section 280G or would be subject to an excise tax under Code Section 4999.

(g)  Except as would not result, individually or in the aggregate, in a Material Adverse Effect, all Fox Chase Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code.  Except as set forth in Fox Chase Disclosure Schedule 4.12, no outstanding stock options and no shares of restricted stock and no other equity-based awards are subject to Section 409A of the Code.  In addition, Fox Chase Disclosure Schedule 4.12 sets forth the amounts of any deferred compensation payable to any employee or director of Fox Chase.

(h)  Fox Chase has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any Fox Chase Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i)  The ESOP is now and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Code Section 4975(e)(7) and Section 407(d)(6) of ERISA, which, in form, qualifies under Code Section 401(a).  The ESOP trust is now and has at all times since inception been qualified under Section 501(a) of the Code.  The shares of Fox Chase Common Stock held by the ESOP trust constitute “employer securities,” as defined in Code Section 409(l), and “qualifying employer securities,” as defined in Section 407(d)(5) of ERISA.  Other than the ESOP Loan, there is no existing indebtedness of the ESOP trust, Fox Chase, or any Fox Chase Subsidiary relating to the ESOP trust or the ESOP.  Fox Chase Disclosure Schedule 4.12(i) sets forth any documents that provide for indemnification of the fiduciaries of the ESOP in connection with any prior transactions involving the ESOP or the transactions contemplated by this Agreement.  Fox Chase Disclosure Schedule 4.12(i) contains a list of all participants in the ESOP (including active employees, former employees, beneficiaries of deceased participants and alternate payees), and the number of shares of Fox Chase Common Stock allocated to each participant’s accounts under the ESOP as of December 31, 2014.

4.13.  Environmental Matters.

Except as may be set forth in Fox Chase Disclosure Schedule 4.13, to the Knowledge of Fox Chase, with respect to Fox Chase and each Fox Chase Subsidiary:

(a)  Neither (i) the conduct nor operation of the business of Fox Chase or any Fox Chase Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Fox Chase or any Fox Chase Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Fox Chase or any Fox Chase Subsidiary.  No condition exists or has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Fox Chase or any Fox Chase Subsidiary by reason of any Environmental Laws.  Neither Fox Chase nor any Fox Chase Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Fox Chase or any Fox Chase Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Fox Chase or any Fox Chase Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Fox Chase or any Fox Chase Subsidiary;

(b)  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Fox Chase’s Knowledge, threatened, before any court, Governmental Entity or other forum against Fox Chase or any Fox Chase Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Fox Chase or any Fox Chase Subsidiary; and

(c)  There are no underground storage tanks on, in or under any properties owned or operated by Fox Chase or any of the Fox Chase Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Fox Chase or any of the Fox Chase Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14.  Brokers, Finders and Financial Advisors.

Neither Fox Chase nor any Fox Chase Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Piper Jaffray & Co. (“Piper”) by Fox Chase and the fee payable pursuant thereto.

4.15.  Loan Matters.

(a)  The allowance for loan losses reflected in Fox Chase’s audited consolidated balance sheet at December 31, 2014 was, and the allowance for loan losses shown on Fox Chase’s balance sheets for periods ending after December 31, 2014 was, or will be, adequate, as of the date thereof, under GAAP.

(b)  Fox Chase Disclosure Schedule 4.15(b) sets forth a listing, as of September 30, 2015, by account, of:  (i) each borrower, customer or other party which has notified Fox Chase Bank or any other Fox Chase Subsidiary during the past twelve months of, or has asserted against Fox Chase Bank or any other Fox Chase Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Fox Chase Bank, each borrower, customer or other party which has given Fox Chase Bank or any other Fox Chase Subsidiary any oral notification of, or orally asserted to or against Fox Chase Bank or any other Fox Chase Subsidiary, any such claim; (ii) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) that are Troubled Debt Restructurings, or (E) where a specific reserve allocation exists in connection therewith; and (iii) all assets classified by Fox Chase Bank or any Fox Chase Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.  Except as set forth on Fox Chase Disclosure Schedule 4.15(b), all loans of Fox Chase Bank have been classified as of September 30, 2015 in accordance with the loan policies and procedures of Fox Chase Bank.

(c)  Except as set forth on Fox Chase Disclosure Schedule 4.15(e), all loans receivable (including discounts) and accrued interest entered on the books of Fox Chase and the Fox Chase Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Fox Chase’s or the appropriate Fox Chase Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  All such loans are owned by Fox Chase or the appropriate Fox Chase Subsidiary free and clear of any Liens.

(d)  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e)  Fox Chase Disclosure Schedule 4.15(e) sets forth, as of September 30, 2015, a schedule of all executive officers and directors of Fox Chase who have outstanding loans from Fox Chase or Fox Chase Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f)  To the Knowledge of Fox Chase, no shares of Fox Chase Common Stock were purchased with the proceeds of a loan made by Fox Chase or any Fox Chase Subsidiary.

4.16.  Related Party Transactions.

Except as set forth in Fox Chase Disclosure Schedule 4.16 and except for any intracompany transactions, neither Fox Chase nor any Fox Chase Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Fox Chase or any Fox Chase Subsidiary.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features.  Except as set forth in Fox Chase Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of Fox Chase or any Fox Chase Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended, except for rate modifications pursuant to Fox Chase’s Loan modification policy that is applicable to all Persons.  Neither Fox Chase nor any Fox Chase Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Fox Chase is inappropriate.

4.17.  Credit Card Accounts.

Neither Fox Chase nor any Fox Chase Subsidiary originates, maintains or administers credit card accounts.

4.18.  Required Vote.

The affirmative vote of a majority of the outstanding shares of Fox Chase Common Stock at the Fox Chase Shareholders’ Meeting by the holders of shares of Fox Chase Common Stock is required to approve this Agreement and the Merger under Fox Chase’s articles of incorporation and applicable law.

4.19.  Registration Obligations.

Neither Fox Chase nor any Fox Chase Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.20.  Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Fox Chase’s own account, or for the account of one or more of the Fox Chase Subsidiaries or their customers (all of which are set forth in Fox Chase Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and, to the Knowledge of Fox Chase, with counterparties believed to be financially responsible at the time; and, to the Knowledge of Fox Chase, each of them constitutes the valid and legally binding obligation of Fox Chase or any Fox Chase Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Fox Chase nor any Fox Chase Subsidiary, nor to the Knowledge of Fox Chase any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.21.  Fairness Opinion.

Fox Chase has received a written opinion from Piper to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair to Fox Chase shareholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22.  Trust Accounts.

Fox Chase Bank and each Fox Chase Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Except as set forth in Fox Chase Disclosure Schedule 4.22, neither Fox Chase Bank nor any other Fox Chase Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.23.  Intellectual Property.

Fox Chase and each Fox Chase Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Fox Chase’s or each of the Fox Chase Subsidiaries’ business, and neither Fox Chase nor any Fox Chase Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Fox Chase and each Fox Chase Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To Fox Chase’s Knowledge, the conduct of the business of Fox Chase and each Fox Chase Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.24.  Labor Matters.

There are no labor or collective bargaining agreements to which Fox Chase or any Fox Chase Subsidiary is a party.  To the Knowledge of Fox Chase, there is no activity involving Fox Chase or any Fox Chase Subsidiary seeking to certify a collective bargaining unit involving any of their employees.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to Univest employees), work slowdown, stoppage or lockout pending or threatened against Fox Chase or any Fox Chase Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Fox Chase, threatened against Fox Chase or any Fox Chase Subsidiary (other than routine employee grievances that are not related to

Univest employees).  Fox Chase and each Fox Chase Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25.  Fox Chase Information Supplied.

None of the information supplied or to be supplied by Fox Chase for inclusion or incorporation by reference in the Proxy Statement—Prospectus and/or in the Registration Statement, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement—Prospectus or any such supplement or amendment thereto is first mailed to the shareholders of Fox Chase or at the time Fox Chase shareholders vote on the matters at the Fox Chase Shareholders’ Meeting or at the time the Registration Statement or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Fox Chase in this Section 4.25 with respect to statements made or incorporated by reference therein based on information supplied by Univest in writing expressly for inclusion or incorporation by reference in the Proxy Statement—Prospectus, the Registration Statement or such other applications, notifications or other documents.  If at any time prior to the Effective Time any event should be discovered by Fox Chase or any of the Fox Chase Subsidiaries which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement—Prospectus, or in any amendment or supplement to any such other applications, notifications or other documents, Fox Chase shall promptly so inform Univest.

4.26.  Takeover Laws.

The adoption and approval by the board of directors of Fox Chase of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Law.

4.27.  Information Technology.

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Fox Chase, to the Knowledge of Fox Chase, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Fox Chase and its Subsidiaries.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF UNIVEST

Univest represents and warrants to Fox Chase that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the Univest Disclosure Schedules delivered by Univest to Fox Chase on the date hereof.  Univest has made a good faith effort to ensure that the disclosure on each schedule of the Univest Disclosure Schedule corresponds to the Section referenced herein.  However, for purposes of the Univest Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other schedules to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.  References to the Knowledge of Univest shall include the Knowledge of Univest Bank.

5.1.  Organization.

(a)  Univest is a corporation duly organized and subsisting under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA.  Univest has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Univest.

(b)  Univest Bank is a Pennsylvania-chartered bank and trust company duly organized and subsisting under the laws of the Commonwealth of Pennsylvania and is regulated by the PBD and the FRB.  Univest Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Univest.  The deposits of Univest Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Univest Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)  Univest Disclosure Schedule 5.1(c) sets forth each Univest Subsidiary, the state of organization of each Univest Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Univest Subsidiary owned by Univest or Univest Bank.  Each Univest Subsidiary is a corporation, limited liability company or other entity duly organized and subsisting under the laws of its jurisdiction of incorporation or organization.  Each Univest Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Univest.

(d)  The respective minute books of Univest and each Univest Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e)  Prior to the date of this Agreement, Univest has made available to Fox Chase true and correct copies of the articles of incorporation and bylaws of Univest and similar governing documents of Univest Bank and each other Univest Subsidiary, each as in effect on the date hereof.

5.2.  Capitalization.

(a)  The authorized capital stock of Univest consists of (a) 48,000,000 shares of Univest Common Stock, of which, as of the date of this Agreement, 19,525,644 shares were issued and outstanding and (b) 10,000,000 shares of preferred stock, having such par value as the board of directors shall fix and determine (“Univest Preferred Stock”), none of which were issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of Univest Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  As of the date of this Agreement, there were no shares of Univest Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Univest’s equity compensation plans (the “Univest Options”).  As of the date of this Agreement, except pursuant to (i) this Agreement, (ii) the Univest Employee Stock Purchase Plan, and (iii) the Univest Shareholder Rights Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Univest, or otherwise obligating Univest to issue, transfer, sell, purchase, redeem or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities.  As of the date of this Agreement, there is no Voting Debt of Univest, nor any trust preferred or subordinated debt securities of Univest are issued or outstanding.  The shares of Univest Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.  Except for the Univest Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Univest Common Stock or other equity interests of Univest.  Univest has, or as of the Effective Time will have, sufficient authorized and unissued shares of Univest Common Stock to issue the Merger Consideration at the Effective Time.

(b)  Univest owns all of the capital stock of Univest Bank free and clear of any Lien.  Except for the Univest Subsidiaries, Univest does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Univest Subsidiaries, equity interests held by Univest Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Univest Subsidiaries, including stock in the FHLB.  Except as set forth on Univest Disclosure Schedule 5.2(b), either Univest or Univest Bank owns all of the outstanding shares of capital stock or equity interests of each Univest Subsidiary free and clear of all Liens.

(c)  To Univest’s Knowledge, except as set forth on Univest Disclosure Schedule 5.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange

Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Univest Common Stock.

5.3.  Authority; No Violation.

(a)  Univest has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, approval of Nasdaq and the approval of this Agreement by Univest’s shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Univest and the consummation by Univest of the transactions contemplated hereby, including the Merger have been duly and validly approved by the board of directors of Univest, and no other corporate proceedings on the part of Univest, except for the approval of Univest’s shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Univest and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Univest’s shareholders and due and valid execution and delivery of this Agreement by Fox Chase, constitutes the valid and binding obligations of Univest, enforceable against Univest in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b)  Subject to receipt of Regulatory Approvals, approval by the required vote of Univest’s shareholders and Fox Chase’s and Univest’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Univest, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Univest with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Univest or any similar governing documents of any Univest Subsidiary, including Univest Bank or the Univest Shareholder Rights Agreement, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Univest or any Univest Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Univest or any Univest Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4.  Consents.

Except for the Regulatory Approvals, approval of the shareholders of Fox Chase and Univest, and consents, approvals, filings and registrations from or with the SEC, Nasdaq and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Univest and (b) the completion by

Univest of the transactions contemplated hereby.  Univest (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Univest or Univest Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5.  Financial Statements; Undisclosed Liabilities.

(a)  Univest has previously made available, or will make available, to Fox Chase the Univest Regulatory Reports.  The Univest Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present, in all material respects, the financial position, results of operations and changes in shareholders’ equity of Univest as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b)  Univest has previously made available, or will make available, to Fox Chase the Univest Financial Statements.  The Univest Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects, the consolidated financial position, results of operations and cash flows of Univest and the Univest Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c)  At the date of each balance sheet included in the Univest Financial Statements, neither Univest nor Univest Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Univest Financial Statements or Univest Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Univest Regulatory Reports, the absence of footnotes, except for such liabilities, obligations or loss contingencies that, either alone or when combined with all similar liabilities, have not had or would not reasonably be expected to have a Material Adverse Effect on Univest.

(d)  The records, systems, controls, data and information of Univest and the Univest Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Univest or any Univest Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d).  Univest (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Univest, including its consolidated Univest Subsidiaries, is made known to the chief executive officer and the chief financial officer of Univest by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Univest’s outside auditors and the audit committee of Univest’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Univest’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Univest’s internal controls over financial reporting.  These disclosures (if any) were made in writing by management to Univest’s auditors and audit committee and a copy has previously been made available to Fox Chase.

(e)  Since December 31, 2014, (i) neither Univest nor any Univest Subsidiary nor, to the Knowledge of Univest, any director, officer, employee, auditor, accountant or representative of Univest or any Univest Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Univest or any Univest Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Univest or any Univest Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Univest or any Univest Subsidiary, whether or not employed by Univest or any Univest Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Univest or any of its officers, directors, employees or agents to the board of directors of Univest or any committee thereof or to any director or officer of Univest.

5.6.  No Material Adverse Effect.

Univest has not suffered any Material Adverse Effect since December 31, 2014, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Univest.

5.7.  Ownership of Property; Insurance Coverage.

(a)  Univest and each Univest Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Univest or any Univest Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Univest Regulatory Reports and in the Univest Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Univest Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Univest Financial Statements.  Such securities are valued on the books of Univest and each of the Univest Subsidiaries in accordance with GAAP.  Univest and the Univest Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Univest and Univest Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Neither Univest nor any Univest Subsidiary is in default in any material respect under any lease for any real or personal property to which either Univest or any Univest Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Univest.

(b)  With respect to all material agreements pursuant to which Univest or any Univest Subsidiary has purchased securities subject to an agreement to resell, if any, Univest or such Univest Subsidiary, as the case may be, has a Lien or security interest (which, to the Knowledge of Univest is a valid, perfected first Lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.  Univest and each of the Univest Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Univest and each such Univest Subsidiary believes are prudent and reasonable in the context of such businesses.

(c)  Univest and each Univest Subsidiary currently maintain insurance considered by Univest to be reasonable for their respective operations in accordance with industry practice.  Neither Univest nor any Univest Subsidiary, except as set forth in Univest Disclosure Schedule 5.7(c), has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased.  There are presently no material claims pending under such policies of insurance and no notices have been given by Univest or any Univest Subsidiary under such policies (other than with respect to health or disability insurance).  All such insurance is valid and enforceable and in full force and effect, and within the last three years Univest and each Univest Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.  Univest Disclosure Schedule 5.7(c) identifies all material policies of insurance maintained by Univest and each Univest Subsidiary.

5.8.  Legal Proceedings.

Except as set forth in Univest Disclosure Schedule 5.8, neither Univest nor any Univest Subsidiary is a party to any, and there are no pending or, to the Knowledge of Univest, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Univest or any Univest Subsidiary, (b) to which Univest or any Univest Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Univest or Univest Bank to perform under this Agreement in any material respect.

5.9.  Compliance With Applicable Law.

(a)  To the Knowledge of Univest, each of Univest and each Univest Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Univest nor any Univest Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Univest.  The board of directors of Univest Bank has adopted and Univest Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b)  Each of Univest and each Univest Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Univest; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and, to the Knowledge of Univest, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c)  Since January 1, 2013, neither Univest nor any Univest Subsidiary has received any written notification or, to the Knowledge of Univest, any other communication from any Bank Regulator (i) asserting that Univest or any Univest Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Univest or any Univest Subsidiary; (iii) requiring or threatening to require Univest or any Univest Subsidiary, or indicating that Univest or any Univest Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Univest or any Univest Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed in Univest Disclosure Schedule 5.9(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Univest or any Univest Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Univest

Regulatory Agreement”).  Neither Univest nor any Univest Subsidiary has consented to or entered into any Univest Regulatory Agreement that is currently in effect or that was in effect since January 1, 2013.  The most recent regulatory rating given to Univest Bank as to compliance with the CRA is satisfactory or better.

(d)  Each of Univest and Univest Bank are “well capitalized” within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Univest nor Univest Bank knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger.

5.10.  Environmental Matters.

Except as may be set forth in Univest Disclosure Schedule 5.10, to the Knowledge of Univest, with respect to Univest and each Univest Subsidiary:

(a)  Neither (i) the conduct nor operation of the business of Univest or any Univest Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Univest or any Univest Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Univest or any Univest Subsidiary.  No condition exists or has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Univest or any Univest Subsidiary by reason of any Environmental Laws.  Neither Univest nor any Univest Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Univest or any Univest Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Univest or any Univest Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Univest or any Univest Subsidiary; and

(b)  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Univest’s Knowledge, threatened, before any court, Governmental Entity or other forum against Univest or any Univest Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Univest or any Univest Subsidiary.

5.11.  Brokers, Finders and Financial Advisors.

Neither Univest nor any Univest Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group, LLC (“Griffin”) and the fee payable pursuant thereto.

5.12.  Loan Matters.

(a)  The allowance for loan losses reflected in Univest’s audited consolidated balance sheet at December 31, 2014 was, and the allowance for loan losses shown on Univest’s balance sheets for periods ending after December 31, 2014 was, or will be, adequate, as of the date thereof, under GAAP.

(b)  All loans receivable (including discounts) and accrued interest entered on the books of Univest and the Univest Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Univest’s or the appropriate Univest Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  All such loans are owned by Univest or the appropriate Univest Subsidiary free and clear of any Liens.

(c)  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.13.  Related Party Transactions.

Except as set forth in Univest Disclosure Schedule 5.13 and except for any intracompany transactions, neither Univest nor any Univest Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Univest or any Univest Subsidiary.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features.  No loan or credit accommodation to any Affiliate of Univest or any Univest Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended, except for rate modifications pursuant to Univest’s loan modification policy that are applicable to all Persons.  Neither Univest nor any Univest Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Univest is inappropriate.

5.14.  No Fox Chase Capital Stock.

Neither Univest nor any Univest Subsidiary beneficially owns, directly or indirectly, any shares of Fox Chase Common Stock, or any options, warrants or other rights to acquire any Fox Chase Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.15.  SEC Reports.

Univest has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2013 (the “Univest SEC Reports”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Univest SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, applicable to such Univest SEC Reports.  None of the Univest SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Univest Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.  As of the date of this Agreement, no executive officer of Univest has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.16.  Required Vote.

Provided that a quorum is present, in person or by proxy, the affirmative vote of at least a majority of the votes cast of Univest Common Stock at the Univest Shareholders’ Meeting by the holders of shares of Univest Common Stock is required to approve this Agreement and the Merger under Univest’s articles of incorporation and applicable law.

5.17.  Registration Obligations.

Except for the shares of Univest Common Stock to be issued under Article III of this Agreement, neither Univest nor any Univest Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.18.  Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Univest’s own account, or for the account of one or more of the Univest Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and, to the Knowledge of Univest, with counterparties believed to be financially responsible at the time; and, to the Knowledge of Univest, each of them constitutes the valid and legally binding obligation of Univest or any Univest Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Univest nor any Univest Subsidiary, nor to the Knowledge of Univest

any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.19.  Fairness Opinion.

The board of directors of Univest has received a written opinion from Griffin to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair to Univest from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

5.20.  Trust Accounts.

Univest Bank and each Univest Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulators.  Neither Univest Bank nor any other Univest Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.21.  Financing.

Univest has, or will have available prior to the Closing Date, all funds necessary to satisfy its obligations under this Agreement.

5.22.  Univest Information Supplied.

The information relating to Univest and any Univest Subsidiary to be contained in the Proxy Statement-Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Fox Chase specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement-Prospectus will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

5.23.  Taxes.

Univest has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Univest and every Univest Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects).  Univest has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined.  As of the date of this Agreement, Univest has received no written notice of, and to Univest’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Univest or any Univest Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Univest or any Univest Subsidiary does not file Tax returns that Univest or any Univest Subsidiary is subject to taxation in that jurisdiction.  Univest and each Univest Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Univest and each Univest Subsidiary, to Univest’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Neither Univest nor any Univest Subsidiary is a party to any Tax Agreement with any Person other than Tax Agreements involving Univest and/or any Univest Subsidiary.

5.24.  Employee Benefit Plans.

(a)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Univest Benefit Plans”) has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Univest Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Univest, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Univest, no event has occurred and no condition exists that is reasonably likely to subject Univest or any Univest Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Univest Benefit Plan have been timely made or, if not yet due, have been properly reflected in Univest financial statements in accordance with GAAP.

(b)  Univest and the Univest Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2).  Univest Disclosure Schedule 5.24 contains a copy of the most recent determination letter from the IRS with respect to such plan.  None of the Univest Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Univest, the Univest Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c)  With respect to any Univest Benefit Plan, the assets of any trust under such Univest Benefit Plan, Univest Benefit Plan sponsor, Univest Benefit Plan fiduciary or Univest Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Univest, threatened and (ii) to the Knowledge of Univest, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(d)  Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Univest Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code.  No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(e)  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Univest or any Univest Subsidiary with respect to any ongoing, frozen, or terminated Univest Benefit Plan.

(f)  No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Univest Benefit Plan within the past twelve (12) months.

5.25.  Intellectual Property.

Univest and each Univest Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Univest’s or each of the Univest Subsidiaries’ business, and neither Univest nor any Univest Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others.  Univest and each Univest Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To Univest’s Knowledge, the conduct of the business of Univest and each Univest Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.26.  Labor Matters.

There are no labor or collective bargaining agreements to which Univest or any Univest Subsidiary is a party.  To the Knowledge of Univest, there is no activity involving Univest or any Univest Subsidiary seeking to certify a collective bargaining unit involving any of their employees.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to Univest employees), work slowdown, stoppage or lockout pending or threatened against Univest or any Univest Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Univest, threatened against Univest or any Univest Subsidiary (other than routine employee grievances that are not related to Univest employees).  Univest and each Univest Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

ARTICLE VI
COVENANTS OF FOX CHASE

6.1.  Conduct of Business.

(a)  Affirmative Covenants.  From the date of this Agreement to the Effective Time, except with the written consent of Univest (which shall not be unreasonably withheld, conditioned or delayed), Fox Chase will, and it will cause each Fox Chase Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.  For the avoidance of doubt, nothing herein shall prevent Fox Chase from declaring and paying:  (1) a quarterly dividend on its issued and outstanding Fox Chase Common Stock in an amount not to exceed the amount paid in the most recent quarter prior to the date hereof subject to Fox Chase’s obligations pursuant to Section 6.10; and (2) a one-time cash dividend not to exceed $0.14 per share to be payable in the first quarter of 2016.

(b)  Negative Covenants.  Fox Chase agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Fox Chase Disclosure Schedule 6.1(b), (iii) consented to by Univest in writing and, except with respect to paragraphs 1, 2, 4, 7 and 8 of this Section 6.1(b), such consent not to be unreasonably withheld, conditioned or delayed (it being understood that Univest shall be deemed to have consented if no written response is provided within two business days of delivery of a written request for consent), or (iv) required by any Bank Regulator, Fox Chase will not, and it will cause each Fox Chase Subsidiary not to:

(1)  change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2)  change the number of authorized or issued shares of its capital stock, issue any shares of Fox Chase capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that any Fox Chase Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice;

(3)  enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4)  make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5)  grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) for cash bonuses to be paid for 2015 and on a pro rata basis for 2016 for performance through the Closing Date pursuant to and in accordance with terms of the Fox Chase Bank Executive Incentive Compensation Plan and the Fox Chase Bank Commercial Lender Incentive Plan (including the lender holdback aspect of that plan), copies of which are set forth on Disclosure Schedule 6.1(b)(5), (ii) as required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Fox Chase Disclosure Schedule 4.8(a) or Fox Chase Disclosure Schedule 4.12, (iii) pay increases and bonuses in the ordinary course of business consistent with past practice to employees not otherwise included in (i) above for 2015 and on a pro rata basis for 2016, or (iv) as required by statute, regulation or regulatory guidance.  Neither Fox Chase nor any Fox Chase Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $100,000 except as set forth in Fox Chase Disclosure Schedule 6.1(b)(5), provided that Fox Chase or a Fox Chase Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6)  except as otherwise expressly permitted under this Agreement or as set forth on Fox Chase Disclosure Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice; or make any contribution to the ESOP, forgive any indebtedness with respect to the ESOP Loan or take any action that would cause a release of any Suspense Shares, except as required by operation of the ESOP or in the ordinary course of business consistent with past practice, but in no event more than the minimum amount required pursuant to the ESOP Loan amortization schedules as in effect on September 30, 2015;

(7)  except as set forth on Fox Chase Disclosure Schedule 6.1(b)(7), merge or consolidate Fox Chase or any Fox Chase Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Fox Chase or any Fox Chase Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Fox Chase, or any Fox Chase Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any Fox Chase Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8)  except as set forth on Fox Chase Disclosure Schedule 6.1(b)(8), sell or otherwise dispose of the capital stock of Fox Chase or any Fox Chase Subsidiary or sell or otherwise dispose of any asset of Fox Chase or of any Fox Chase Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB or the Federal Reserve Bank of Philadelphia, subject any asset of Fox Chase or of any Fox Chase Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9)  voluntarily take any action that would result in any of the representations and warranties of Fox Chase or Fox Chase Bank set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10)  change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Fox Chase or Fox Chase Bank;

(11)  waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which Fox Chase or any Fox Chase Subsidiary is a party, except for any transfers of loans or other real estate loans in the ordinary course of business consistent with past practice;

(12)  purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies approved by the Fox Chase board of directors and in effect on the date hereof;

(13)  except as permitted under Section 6.1(b)(2), issue or sell any equity or debt securities of Fox Chase or any Fox Chase Subsidiary;

(14)  make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, other credit facility commitment, or amend or modify in any material respect any loan, other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Fox Chase), except in accordance with past practice pursuant to policies approved by the Fox Chase board of directors and in effect on the date hereof;

(15)  except as set forth on the Fox Chase Disclosure Schedule 6.1(b)(15), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16)  except as set forth on Fox Chase Disclosure Schedule 6.1(b)(16) or any foreign currency swap transactions that are conducted in the ordinary course of business consistent with past practice, enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17)  except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(18)  enter into any new line of business;

(19)  make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20)  except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Fox Chase Employee Plan;

(21)  except as set forth in Fox Chase Disclosure Schedule 6.1(b)(21), make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22)  except as set forth in Fox Chase Disclosure Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23)  undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving (i) a payment by Fox Chase or Fox Chase Bank of more than $50,000 annually, (ii) containing any financial commitment extending beyond 24 months from the date hereof, or (iii) any Affiliate of Fox Chase or Fox Chase Bank; provided that the aggregate payments under clauses (i) and (ii) shall not exceed $100,000;

(24)  except as set forth on Fox Chase Disclosure Schedule 6.1(b)(24), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of

$50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that Fox Chase may not charge-off through settlement, compromise or discharge more than $500,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Univest;

(25)  foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26)  purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27)  issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Univest (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the merger without the prior approval of Univest (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(28)  agree to do any of the foregoing.

(c)  Termination of ESOP.  Prior to the Effective Time and effective as of the Closing Date, Fox Chase shall, to the extent necessary, amend the ESOP to provide that the ESOP (a) is frozen for participation and contributions, and (b) shall terminate in conjunction with the Merger in accordance with the terms of the ESOP.

6.2.  Financial and Other Statements.

(a)  Promptly upon receipt thereof, Fox Chase will furnish to Univest copies of each annual, interim or special audit of the financial statements of Fox Chase and the Fox Chase Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Fox Chase by such auditors in connection with each annual, interim or special audit of the financial statements of Fox Chase and the Fox Chase Subsidiaries made by such auditors.

(b)  Fox Chase will furnish to Univest copies of all documents, statements and reports as it or any Fox Chase Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as prohibited by law.  Within a reasonable time after the end of each month, Fox Chase will deliver to Univest a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c)  Fox Chase will advise Univest promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Fox Chase or any of the Fox Chase Subsidiaries.

(d)  With reasonable promptness, Fox Chase will furnish to Univest such additional financial data that Fox Chase possesses and as Univest may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.3.  Maintenance of Insurance.

Fox Chase shall maintain, and cause each Fox Chase Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4.  Disclosure Supplements.

From time to time prior to the Effective Time, Fox Chase will promptly supplement or amend the Fox Chase Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Fox Chase Disclosure Schedule or that is necessary to correct any information in such Fox Chase Disclosure Schedule that has been rendered materially inaccurate thereby.  No supplement or amendment to such Fox Chase Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.5.  Consents and Approvals of Third Parties.

Fox Chase shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6.  Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Fox Chase agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, that such efforts do not significantly decrease the benefits of the transaction to Fox Chase.

6.7.  Failure to Fulfill Conditions.

In the event that Fox Chase determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Univest.

6.8.  No Other Bids and Related Matters.

(a)  So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Fox Chase shall not, and shall cause each Fox Chase Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Fox Chase Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or  knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, a Fox Chase Acquisition Proposal; (ii) recommend or endorse a Fox Chase Acquisition Transaction; (iii) participate in any discussions or negotiations regarding any Fox Chase Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Univest ) any information or data with respect to Fox Chase or any Fox Chase Subsidiary or otherwise relating to a Fox Chase Acquisition Proposal; (iv) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Fox Chase is a party; or (v) enter into any agreement, agreement in principle or letter of intent with respect to any Fox Chase Acquisition Proposal or approve or resolve to approve any Fox Chase Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Fox Chase Acquisition Proposal. Any violation of the foregoing restrictions by Fox Chase or any Fox Chase Representative, whether or not such Fox Chase Representative is so authorized and whether or not such Fox Chase Representative is purporting to act on behalf of Fox Chase or otherwise, shall be deemed to be a breach of this Agreement by Fox Chase.  Fox Chase and each Fox Chase Subsidiary shall, and shall cause each of the Fox Chase Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Fox Chase Acquisition Proposal.

For purposes of this Agreement, “Fox Chase Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Univest ), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Fox Chase Acquisition Transaction.  For purposes of this Agreement, “Fox Chase Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Fox Chase or any Fox Chase Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Fox Chase or any Fox Chase Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Fox Chase and each Fox Chase Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Fox Chase or any Fox Chase Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Fox Chase or any Fox Chase Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)  Notwithstanding Section 6.8(a), Fox Chase may take any of the actions described in clause (ii) or (iii) of Section 6.8(a) if but only if, (i) Fox Chase has received a bona fide unsolicited written Fox Chase Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the Fox Chase board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Fox Chase Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) Fox Chase has provided Univest with at least one (1) business day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Fox Chase or any of the Fox Chase Subsidiaries or otherwise relating to a Fox Chase Acquisition Proposal, Univest receives from such Person a confidentiality agreement with terms no less favorable to Univest than those contained in the Confidentiality Agreement.  Fox Chase shall promptly provide to Univest any non-public information regarding Fox Chase or any Fox Chase Subsidiary provided to any other Person that was not previously provided to Univest, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Fox Chase Acquisition Transaction on terms that the Fox Chase board of directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor:  (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Fox Chase Common Stock or all, or substantially all, of the assets of Fox Chase and the Fox Chase Subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of Fox Chase Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Fox Chase’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and the absence of a financing condition; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)  Fox Chase shall promptly (and in any event within twenty-four (24) hours) notify Univest in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Fox Chase or any Fox Chase Representatives, in each case in connection with any Fox Chase Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.  Fox Chase agrees that it shall keep Univest informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)  Subject to Section 6.8(e), neither the Fox Chase board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Univest in connection with the transactions contemplated by this Agreement (including the Merger), the Fox Chase Recommendation, or make any statement, filing or release, in connection with the Fox Chase Shareholders’ Meeting or otherwise, inconsistent with the Fox Chase Recommendation (it being understood that taking a neutral position or no position with respect to a Fox Chase Acquisition Proposal shall be considered an adverse modification of the Fox Chase Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Fox Chase Acquisition Proposal; or (iii) enter into (or cause Fox Chase or any Fox Chase Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Fox Chase Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring Fox Chase to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)  Notwithstanding Section 6.8(d) above, prior to the date of Fox Chase Shareholders’ Meeting, the Fox Chase board of directors may approve or recommend to the shareholders of Fox Chase a Superior Proposal and withdraw, qualify or modify the Fox Chase Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.8(d) (a “Fox Chase Subsequent Determination”) after the third (3rd) business day following the receipt by Univest of a notice (the “Notice of Superior Proposal”) from Fox Chase advising Univest that the Fox Chase board of directors has decided that a bona fide unsolicited written Fox Chase Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that Fox Chase shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that Fox Chase proposes to accept and the subsequent notice period shall be three (3) business days) if, but only if, (i) the Fox Chase board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Fox Chase’s shareholders under applicable law and (ii) at the end of such three (3) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Univest since its receipt of such Notice of Superior Proposal (provided, however, that Univest shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Fox Chase board of directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such Fox Chase Acquisition Proposal constitutes a Superior Proposal.

(f)  Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit Fox Chase from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, to the extent applicable, or (ii) making any disclosure to its shareholders if, in each case, the board of directors is advised by outside counsel to Fox Chase that the failure to make such disclosure to Fox Chase’s shareholders would be inconsistent with their fiduciary duties under Maryland law.

6.9.  Proxy Solicitor.

If Univest requests, Fox Chase shall retain a proxy solicitor in connection with the solicitation of Fox Chase shareholder approval of this Agreement.  The selection of the Proxy Solicitor shall be at the discretion of Fox Chase, provided it is reasonably acceptable to Univest.

6.10.  Fox Chase Dividends.

From the date hereof until the Effective Time, Fox Chase shall consult with Univest regarding the record dates and the payment dates relating to any dividends in respect of Fox Chase Common Stock, it being the intention of Fox Chase and Univest that holders of Fox Chase Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Fox Chase Common Stock and/or any Univest Common Stock that any such holder receives in exchange therefor pursuant to the Merger.

ARTICLE VII
COVENANTS OF UNIVEST

7.1.  Conduct of Business.

(a)  Affirmative Covenants.  From the date of this Agreement to the Effective Time, except with the written consent of Fox Chase (which shall not be unreasonably withheld, conditioned or delayed) Univest will, and it will cause each Univest Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b)  Negative Covenants.  Univest agrees that, from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Univest Disclosure Schedule 7.1(b), (iii) consented to by Fox Chase in writing and such consent shall not be unreasonably withheld, conditioned or delayed (it being understood that Fox Chase shall be deemed to have consented if no written response is provided within two business days of delivery of a written request for consent), or (iv) required by any Bank Regulator, Univest will not, and it will cause each Univest Subsidiary not to:

(1)  amend its articles of incorporation or bylaws or similar governing documents of any of the Univest Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the holders of Fox Chase Common Stock or that would impede Univest ‘ ability to consummate the transactions contemplated by this Agreement;

(2)  take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3)  take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(4)  consummate, or enter into any agreement (A) to acquire a third party or group by way of merger, consolidation, share exchange, or similar transaction or (B) with respect to any transaction pursuant to which Univest acquires or would acquire, directly or indirectly, twenty-five percent (25%) or more of the assets of any third party or group involving a third party; provided however, that this Section 7.1(b)(4) shall not apply with respect to any transaction involving Univest’s acquisition of a third party or group in which the value of the total consideration to be paid as measured at the time of the announcement is less than $50.0 million; or

(5)  agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Univest in support of, any of the actions prohibited by this Section 7.1(b).

7.2.  Financial and Other Statements.

(a)  Promptly upon receipt thereof, Univest will furnish to Fox Chase copies of each annual, interim or special audit of the financial statements of Univest and the Univest Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Univest by such auditors in connection with each annual, interim or special audit of the financial statements of Univest and the Univest Subsidiaries made by such auditors.

(b)  Univest will furnish to Fox Chase copies of all documents, statements and reports as it or any Univest Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as prohibited by law.  Within a reasonable time after the end of each month, Univest will deliver to Fox Chase a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c)  With reasonable promptness, Univest will furnish to Fox Chase such additional financial data that Univest possesses and as Fox Chase may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

7.3.  Maintenance of Insurance.

Univest shall maintain, and cause each Univest Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.4.  Disclosure Supplements.

From time to time prior to the Effective Time, Univest will promptly supplement or amend the Univest Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Univest Disclosure Schedule or that is necessary to correct any information in such Univest Disclosure Schedule that has been rendered materially inaccurate thereby.  No supplement or amendment to such Univest Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.  Consents and Approvals of Third Parties.

Univest shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6.  Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Univest agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, that such efforts do not significantly decrease the benefits of the transaction to Univest.

7.7.  Failure to Fulfill Conditions.

In the event that Univest determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Fox Chase.

7.8.  Post-Closing Governance.

On or prior to the Effective Time, Univest shall take such actions as are necessary to cause Tomas  M. Petro, President and Chief Executive Officer of Fox Chase, and two (2) other individuals serving on Fox Chase’s board of directors, and selected by Univest in its sole discretion, to be appointed to the board of directors of Univest as of the Effective Date.  One such person shall serve as a director in the class of directors whose term expires in 2017, one such person shall serve as a director in the class of directors whose term expires in 2018 and the other such person shall serve as a director in the class of directors whose term expires in 2019.  At the conclusion of such terms, such directors shall be re-nominated and recommended for re-election to serve as a member of Univest’s Board of Directors for at least one additional three-year term, subject to the satisfaction of Univest’s board then-existing renomination policies and criteria applicable to incumbent directors.

7.9.  Proxy Solicitor.

If Fox Chase requests, Univest shall retain a proxy solicitor in connection with the solicitation of Univest shareholder approval of this Agreement.  The selection of the proxy solicitor shall be at the discretion of Univest, provided it is reasonably acceptable to Fox Chase.

7.10.  Employee Matters.

(a)  Commencing at the Effective Time, Univest shall, and shall cause each of the Univest Subsidiaries to, provide the employees of Fox Chase and the Fox Chase Subsidiaries who remain employed immediately after the Effective Time with (i) base compensation that is, in the aggregate, no less favorable than the base compensation provided by Fox Chase and the Fox Chase Subsidiaries on the date of this Agreement and (ii) employee benefits that are provided to similarly situated employees of Univest and the Univest Subsidiaries.

(b)  Except as provided in Section 7.10(h) hereof with respect to the ESOP, after the Closing Date, the Fox Chase Benefit Plans may, at Univest’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that after the Closing Date, Univest shall amend the Fox Chase 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible Fox Chase employees in the applicable Univest 401(k) plan.  Following such action, Univest will continue to maintain the individual participant accounts under the Fox Chase 401(k) plan until such time as the Fox Chase 401(k) plan assets are merged with and into the applicable Univest 401(k) plan in accordance with the requirements of Code Section 414(1).  In all events, Fox Chase 401(k) plan participants who, as of the date of its consolidation, merger, freeze or termination, whichever occurs first, had outstanding plan loans shall be permitted to repay those loans in accordance with the terms thereof.

(c)  Employees of Fox Chase or any Fox Chase Subsidiary who become participants in a Univest Benefit Plan shall, except with respect to any Univest defined benefit pension plan, be given credit for service as an employee of Fox Chase or Fox Chase Bank or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of Fox Chase or any Fox Chase Subsidiary shall not be eligible to participate in any Univest defined benefit pension plan within the meaning of ERISA Section 3(2).

(d)  This Agreement shall not be construed to limit the ability of Univest or Univest Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(e)  In the event of any termination or consolidation of any Fox Chase health plan with any Univest health plan, Univest shall make available to employees of Fox Chase or any Fox Chase Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Univest employees.  Unless an employee of Fox Chase or any Fox Chase Subsidiary affirmatively terminates coverage under a Fox Chase health plan prior to the time that such employee becomes eligible to participate in the Univest health plan, no coverage of any of the employees of Fox Chase or any Fox Chase Subsidiary or their dependents shall terminate under any of the Fox Chase health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Univest and their dependents.  In the event of a termination or consolidation of any Fox Chase health plan, terminated Fox Chase and Fox Chase Subsidiary employees and qualified beneficiaries will have the right to continuation coverage under group health plans of Univest in accordance with COBRA and/or other applicable law and the Fox Chase Employee Severance Compensation Plan, dated January 1, 2012, as set forth on Fox Chase Disclosure Schedule 7.10(e) (the “Fox Chase Employee Severance Compensation Plan”).  With respect to any employee of Fox Chase or any Fox Chase Subsidiary, any coverage limitation under the Univest health plan due to any pre-existing condition shall be waived by the Univest health plan to the degree that such condition was covered by the Fox Chase health plan and such condition would otherwise have been covered by the Univest health plan in the absence of such coverage limitation.

(f)  In the event Univest terminates the employment (other than for circumstances reasonably constituting cause) of any employees of Fox Chase or Fox Chase Bank (other than employees of Fox Chase or Fox Chase Bank who are subject to employment contracts), Univest shall pay severance benefits to such employees as follows:  (A) in the event employment is terminated on or prior to the date which is twelve (12) months after the Closing Date, in accordance with the Fox Chase Employee Severance Compensation Plan; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Univest or its successor; or (C) as otherwise agreed between Fox Chase and Univest.

(g)  Univest agrees to honor, or cause one of the Univest Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on Fox Chase Disclosure Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent Univest or any of the Univest Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law.

(h)  As soon as practicable following the Closing Date, Univest shall cause to be filed all necessary documents with the IRS to request a favorable determination letter that the ESOP is, upon its termination, qualified under the provisions of Sections 401(a), 409, and 4975(e)(7) of the Code.  As soon as practicable after the receipt of a final favorable determination letter from the IRS, the account balances in the ESOP, including any surplus in the suspense account after full repayment of the outstanding ESOP loan and all of the ESOP’s administrative expenses that are payable from the ESOP trust shall be distributed to participants and beneficiaries in accordance with the provisions of the Code and applicable law and the terms of the ESOP.

(i)  Univest shall establish a retention bonus pool equal to twenty percent (20%) of the aggregate base salary for employees jointly designated in writing by Univest and Fox Chase (other than employees of Fox Chase who are subject to employment contracts or other contracts providing for severance or other payments upon termination of employment or upon change in control of Fox Chase) in order to help retain key employees.  Such bonuses shall be payable after the Effective Date on a date jointly determined by Univest and Fox Chase in the event that the designated employee remains employed by Univest or Univest Bank, as the case may be, until the Effective Date or a date thereafter jointly determined by Univest and Fox Chase; provided that the employee satisfactorily fulfills the duties of such employee’s position through such date.  With the prior consent of Univest, which consent shall not be unreasonably withheld, conditioned or delayed, Fox Chase shall establish the amount of the retention bonus for each such employee.

(j)  The provisions of this Section 7.10 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Fox Chase or Univest Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

7.11.  Directors and Officers Indemnification and Insurance.

(a)  For a period of six (6) years after the Effective Time, Univest shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Fox Chase or Fox Chase Bank or any Fox Chase Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments and amounts that are paid in settlement (which settlement shall require the prior written consent of Univest, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Fox Chase or a Fox Chase Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Fox Chase under the MGCL and under Fox Chase’s articles of incorporation and bylaws.  Univest shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Fox Chase under the PBCL and under Fox Chase’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Univest (but the failure so to notify Univest shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Univest ) and shall deliver to Univest the undertaking referred to in the previous sentence.

(b)  In the event that either Univest or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Univest shall assume the obligations set forth in this Section 7.11.  Univest shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.11 to the fullest extent permitted under applicable law; provided, however, such payment of costs shall be immediately reimbursed to Univest by such Indemnified Party if the Indemnified Party is not successful enforcing the indemnity or other obligations provided for in this Section 7.11.  The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

(c)  Any indemnification payments made pursuant to this Section 7.11 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

(d)  Univest shall maintain, or shall cause Univest Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Fox Chase (provided, that Univest may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Univest be required to expend pursuant to this subsection more than 250% of the annual cost currently expended by Fox Chase with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Univest shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the

Maximum Amount.  In connection with the foregoing, Fox Chase agrees in order for Univest to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(e)  The obligations of Univest provided under this Section 7.11 are intended to be enforceable against Univest directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Univest.

7.12.  Merger Consideration Availability.

Univest agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Univest Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.13.  Exchange Listing.

Univest shall list, prior to the Effective Time, on Nasdaq the shares of Univest Common Stock to be issued as Merger Consideration pursuant to the Merger, and Univest shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

7.14.  Rule 16b-3.

Univest shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of Fox Chase (including derivative securities) or acquisitions of equity securities of Univest in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1.  Shareholder Meetings.

(a)  Fox Chase will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Fox Chase Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Fox Chase’s reasonable judgment, necessary or desirable, and (ii) subject to Section 6.8(e) have its board of directors unanimously recommend approval of this Agreement to the Fox Chase shareholders (the “Fox Chase Recommendation”) and otherwise support the Merger.

(b)  Univest will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Univest Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Univest’s reasonable judgment, necessary or desirable, and (ii) have its board of directors unanimously recommend approval of this Agreement to the Univest shareholders (the “Univest Recommendation”) and otherwise support the Merger.

8.2.  Proxy Statement-Prospectus.

(a)  For the purposes of (i) registering Univest Common Stock to be offered to holders of Fox Chase Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the Fox Chase Shareholders’ Meeting and the Univest Shareholders’ Meeting, Univest shall draft and prepare, and Fox Chase shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Fox Chase shareholders and the Univest shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Univest shall, as soon as is practicable (provided that Fox Chase has timely provided all information requested in writing by Univest or its counsel, within forty-five (45) days after the date hereof), file the Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  Each of Univest and Fox Chase shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Fox Chase and Univest shall thereafter promptly mail the Proxy Statement-Prospectus to the Fox Chase shareholders and the Univest shareholders.  Univest shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Fox Chase shall furnish all information concerning Fox Chase and the holders of Fox Chase Common Stock as may be reasonably requested in connection with any such action.

(b)  Fox Chase shall provide Univest with any information concerning itself that Univest may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Univest shall notify Fox Chase promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Fox Chase promptly copies of all correspondence between Univest or any of its representatives and the SEC.  Univest shall give Fox Chase and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Fox Chase and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of Univest and Fox Chase agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Fox Chase Common Stock entitled to vote at the Fox Chase Shareholders Meeting and to the holders of the Univest Common Stock entitled to vote at the Univest Shareholders Meeting at the earliest practicable time.  Univest will advise Fox Chase promptly after Univest receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed of the issuance of any stop order or the suspension of the qualifications of shares of Univest Common Stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose.

(c)  Fox Chase and Univest shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Fox Chase shall cooperate with Univest in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Univest shall file an amended Registration Statement with the SEC, and Fox Chase shall mail an amended Proxy Statement-Prospectus to the Fox Chase shareholders and Univest shall mail an amended Proxy Statement-Prospectus to the Univest shareholders.

(d)  With respect to the ESOP, the ESOP trustee shall solicit participants in and beneficiaries of the ESOP to direct the ESOP trustee as to the voting of shares held in their respective accounts under the ESOP in accordance with the terms of the ESOP documents and applicable law, and the ESOP trustee shall vote the unallocated shares held under the ESOP, and the allocated shares for which no direction is received, in accordance with the terms of the ESOP.

8.3.  Regulatory Approvals.

Each of Fox Chase and Univest will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement and Univest will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof (provided that Fox Chase has timely provided all information requested in writing by Univest or its counsel, within forty-five (45) days after the date hereof).  Fox Chase and Univest will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Fox Chase or Univest to any Bank Regulator or Governmental Entity in connection with the Merger or the Bank Merger, and the other transactions contemplated by this Agreement.  Fox Chase shall have the right to review and approve in advance all characterizations of the information relating to Fox Chase and any Fox Chase Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity.  Univest shall give Fox Chase and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Fox Chase and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Univest shall notify Fox Chase promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

8.4.  Current Information.

(a)  During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request.  Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Univest Subsidiaries or the Fox Chase Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Univest Subsidiary or Fox Chase Subsidiary, as applicable.  Without limiting the foregoing, senior officers of Univest and Fox Chase shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of Fox Chase and the Fox Chase Subsidiaries, in accordance with applicable law, and Fox Chase shall give due consideration to Univest’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Univest nor any Univest Subsidiary shall, under any circumstance, be permitted to exercise control of Fox Chase or any Fox Chase Subsidiary prior to the Effective Time; provided, however, that neither Univest nor Fox Chase shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b)  Fox Chase Bank shall provide Univest Bank, within a reasonable period of time after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended.  On a monthly basis, Fox Chase shall provide Univest Bank with a schedule of all commercial loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.  To the extent requested by Univest, Fox Chase and Fox Chase Bank shall each provide Univest copies of minutes of meetings of the board of directors and the committees thereof.

(c)  Each of Univest and Fox Chase shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any Fox Chase Subsidiary or Univest Subsidiary, as applicable, under any labor or employment law.

(d)  Univest and Fox Chase shall meet on a regular basis to discuss and plan for the conversion of Fox Chase’s data processing and related electronic informational systems to those used by Univest Bank, which planning shall include, but not be limited to:  discussion of the possible termination by Fox Chase of third-party service provider arrangements effective at the Effective Time or at a date thereafter; non-renewal of personal property leases and software licenses used by Fox Chase in connection with its systems operations; retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Fox Chase shall not be obligated to take any such action prior to the Effective Time.  If Fox Chase takes, at the request of Univest Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Univest Bank shall pay any such fees and charges directly to such third parties, and shall indemnify Fox Chase for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Fox Chase.

8.5.  Access; Confidentiality.

(a)  Subject to Section 11.1 hereof, upon reasonable notice and subject to applicable laws, each of Fox Chase and Univest, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Fox Chase and Univest shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request.  Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.  Neither Fox Chase nor Univest nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Fox Chase’s or Univest’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)  Prior to the Effective Time, each of Univest and Fox Chase shall hold in confidence all confidential information of the other on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1.  If the transactions contemplated by this Agreement shall not be completed, each of Univest and Fox Chase will continue to comply with the terms of such Confidentiality Agreement.

8.6.  Fox Chase Officer Agreements.

Fox Chase shall use commercially reasonable efforts to cause the employees listed on Univest Disclosure Schedule 8.6 to execute as soon as practicable, and in no event later than sixty (60) days after the date of this Agreement, non-solicitation agreements substantially in the form included in Univest Disclosure Schedule 8.6 in consideration for the payments set forth on Univest Disclosure Schedule 8.6 on the Closing Date.

8.7.  Litigation and Claims.

Each of Univest and Fox Chase shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending, or to the Knowledge of Univest or Fox Chase, as applicable, threatened against Univest, Fox Chase or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Univest, Fox Chase or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  Fox Chase shall give Univest the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Fox Chase and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Univest’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

8.8.  No Control of Other Party’s Business.

Nothing contained in this Agreement shall give Univest, directly or indirectly, the right to control or direct the operations of Fox Chase or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Fox Chase, directly or indirectly, the right to control or direct the operations of Univest or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Univest and Fox Chase shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE IX
CLOSING CONDITIONS

9.1.  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)  Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Fox Chase and by the requisite vote of the shareholders of Univest.

(b)  Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c)  Regulatory Approvals.  All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the board of directors of either Fox Chase or Univest, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Fox Chase, Fox Chase Bank, Univest Bank, and Univest or materially impair the value of Fox Chase or Fox Chase Bank to Univest or of Univest and Univest Bank to Fox Chase.

(d)  Effectiveness of Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Univest Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e)  Tax Opinions.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Univest shall have received an opinion of Stevens & Lee, P.C., and Fox Chase shall have received an opinion of Luse Gorman, PC, each reasonably acceptable in form and substance to Univest and Fox Chase, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of Univest and Fox Chase and their respective subsidiaries.  The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the Fox Chase shareholders and the Univest Shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f)  Listing of Univest Common Stock.  The shares of Univest Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

9.2.  Conditions to the Obligations of Univest under this Agreement.

The obligations of Univest under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a)  Representations and Warranties.  (i) Each of the representations and warranties of Fox Chase (other than in Sections 4.1(a), 4.1(b), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by Fox Chase pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective

Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fox Chase, (ii) each of the representations and warranties of Fox Chase set forth in Section 4.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Fox Chase set forth in Sections 4.1(a), 4.1(b), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).  For purposes of this condition to Closing, no representation or warranty of Fox Chase contained in Article IV shall be deemed untrue or incorrect, and Fox Chase shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect on Fox Chase.

(b)  Agreements and Covenants.  Fox Chase shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c)  Permits, Authorizations, Etc.  Fox Chase shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d)  No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Fox Chase or any Fox Chase Subsidiary.

(e)  Officer’s Certificate.  Fox Chase shall have delivered to Univest a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 9.2 have been satisfied.

9.3.  Conditions to the Obligations of Fox Chase under this Agreement.

The obligations of Fox Chase under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a)  Representations and Warranties.  (i) Each of the representations and warranties of Univest (other than in Sections 5.1(a), 5.1(b), 5.2, 5.3 and 5.6) set forth in this Agreement or in any certificate or agreement delivered by Univest pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Univest, (ii) each of the representations and warranties of Univest set forth in Section 5.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Univest set forth in Sections 5.1(a), 5.1(b), 5.3 and 5.6 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).  For the purposes of this condition to Closing, no representation or warranty of Univest contained in Article V shall be deemed untrue or incorrect, and Univest shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect on Univest.

(b)  Agreements and Covenants.  Univest shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c)  Permits, Authorizations, Etc.  Univest shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d)  No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Univest or Univest Bank.

(e)  Payment of Merger Consideration.  Univest shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Fox Chase with a certificate evidencing such delivery.

(f)  Officer’s Certificate.  Univest shall have delivered to Fox Chase a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1.  Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Fox Chase:

(a)  at any time by the mutual written agreement of Univest and Fox Chase;

(b)  by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Fox Chase) or Section 9.3(a) (in the case of a breach of a representation or warranty by Univest );

(c)  by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of covenant or agreement by Fox Chase) or Section 9.3(b) (in the case of a breach of covenant or agreement by Univest );

(d)  by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Univest and Fox Chase; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)  by either party if (i) the shareholders of Fox Chase fail to approve the transactions contemplated by this Agreement at a special meeting of Fox Chase shareholders called for that purpose; or (ii) the shareholders of Univest fail to approve the transactions contemplated by this Agreement at a special meeting of Univest shareholders called for that purpose;

(f)  by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g)  by the board of directors of Univest if Fox Chase has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Fox Chase Board of Directions has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in manner adverse to Univest, or has otherwise made a determination to accept such Superior Proposal;

(h)  by the board of directors of Fox Chase if Fox Chase has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Fox Chase board of directors has made a determination to accept such Superior Proposal; or

(i)  by Fox Chase, if the Fox Chase board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)  the Univest Determination Date Market Value shall be less than the Initial Univest Market Value multiplied by .80; and

(ii)  (A) the quotient obtained by dividing the Univest Determination Date Market Value by the Initial Univest Market Value (such quotient being the “Univest Ratio”) shall be less than (B) the quotient obtained by dividing Final Index Price the Initial Index Price (which amount shall be the “Index Ratio”) and subtracting 0.20 from the Index Ratio; subject, however, to the following:  if Fox Chase elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Univest and Univest shall, for a period of five (5) business days after its receipt of such notice, have the option of increasing the consideration to be received by holders of Fox Chase Common Stock, in the form of Univest Common Stock (the “Additional Consideration”), by adjusting the Exchange Ratio to an amount which, when multiplied by the Univest Determination Date Market Value equals the lesser of (x) $20.16 or (y) the product of the Index Ratio and the Initial Univest Market Value multiplied by the Exchange Ratio.  If within such five (5) business day period, Univest delivers written notice to Fox Chase that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 10.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 10.1(i), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Regulatory Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period (ii) the date of the Fox Chase Shareholders’ Meeting.

“Final Index Price” means the average of the daily closing sales prices of the SNL Small Cap Bank & Thrift Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

“Index Group” means the SNL Small Cap Bank & Thrift Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the SNL Small Cap Bank & Thrift Index as of the Starting Date.

“Initial Univest Market Value” means the closing price of Univest Common Stock on the Starting Date, adjusted as indicated in the last sentence of this Section 10.1(i).

“Univest Determination Date Market Value” shall be the average of the daily closing sales prices of a share of Univest Common Stock as reported on Nasdaq for the twenty consecutive trading days immediately preceding the Determination Date.

“Univest Ratio” means the quotient obtained by dividing Univest Determination Date Market Value by the Initial Univest Market Value.

“Starting Date” means the last trading day before the date of this Agreement.

If Univest or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for Univest Common Stock or the common stock of such company, as applicable, shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

10.2.  Effect of Termination.

(a)  In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, and 11.10, and the last sentence of Section 11.12, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b)  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i)  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)  In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)  In the event that this Agreement is terminated by Univest or Fox Chase pursuant to Section 10.1(e) following failure of the shareholders of Fox Chase to approve the transactions contemplated by this Agreement and, prior to the Fox Chase Shareholders’ Meeting, any Person shall have publicly announced a Fox Chase Acquisition Proposal, Fox Chase shall pay to Univest the Univest Expense Reimbursement Fee within five (5) business days after Univest makes written demand therefor.  Such payment shall be made by wire transfer of immediately available funds.

(iv)  In the event that this Agreement is terminated by Univest pursuant to Section 10.1(g) or by Fox Chase pursuant to Section 10.1(h), Fox Chase shall pay to Univest the Univest Termination Fee within five (5) business days after Univest makes written demand therefor.  Such payments shall be made by wire transfer of immediately available funds to an account designated by Univest.

(c)  For purposes of this Agreement, the “Univest Expense Reimbursement Fee” shall mean the lesser of (i) the amount of Univest’s actual and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of this Agreement and undertaking the transactions contemplated by this Agreement (including without limitation all financial advisor, accounting, counsel and third party review firm fees), and (ii) $1.0 million.  For the purposes of this Agreement, the “Univest Termination Fee” shall mean $10.0 million.

(d)  Each of Univest and Fox Chase acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Fox Chase fails promptly to pay the amount due pursuant to this Section 10.2, and, in order to obtain such payment, Univest commences a suit which results in a judgment against Fox Chase for the Univest Termination Fee or any portion thereof, Fox Chase shall pay the costs and expenses of Univest (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if Fox Chase fails to pay the amounts payable pursuant to this Section 10.2, then Fox Chase shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by Fox Chase pursuant to Sections 10.2(b)(iii) and 10.2(b)(iv) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful misconduct, shall be the sole monetary remedy of Univest in the event of a termination of this Agreement specified in such Sections.

10.3.  Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Fox Chase), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Fox Chase and Univest, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Fox Chase’s shareholders pursuant to this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI
MISCELLANEOUS

11.1.  Confidentiality.

Except as specifically set forth herein, Univest and Fox Chase mutually agree to be bound by the terms of the confidentiality agreement dated August 12, 2015 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

11.2.  Public Announcements.

Fox Chase and Univest shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Fox Chase nor Univest shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto; provided, however, that nothing in this Section 112 shall be deemed to prohibit any party from making any disclosure that counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.

11.3.  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(a), Article III, Section 7.8, Section 7.10, and Section 7.11.

11.4.  Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Univest, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5.  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next business day delivery, addressed as follows:

If to Fox Chase, to:	Thomas M. Petro President and Chief Executive Officer Fox Chase Bancorp, Inc. 4390 Davisville Road Hatboro, Pennsylvania 19040 Fax: 215.775.1401

With required copies (which shall not constitute notice) to:	Scott Brown Luse Gorman, PC Suite 780 5335 Wisconsin Avenue, NW Washington, D.C. 20015 Fax: 202.362.2902

If to Univest, to:	Jeffrey M. Schweitzer President and Chief Executive Officer Univest Corporation 14 North Main Street Souderton, Pennsylvania 18964 Fax: 215.721.2408

With required copies (which shall not constitute notice) to:	David W. Swartz Stevens & Lee, P.C. 111 N. 6th Street Reading, Pennsylvania 19601 Fax: 610.988.0815

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given:  (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier and requesting next business day delivery.

11.6.  Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article III and Section 7.11(d) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7.  Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.8.  Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9.  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.10.  Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11.  Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”).  The table of contents, index and headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12.  Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, Univest and Fox Chase have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

UNIVEST CORPORATION OF PENNSYLVANIA

By:	/s/ Jeffrey M. Schweitzer
	Name:	Jeffrey M. Schweitzer
	Title:	President and Chief Executive Officer

FOX CHASE BANCORP, INC.

By:	/s/ Thomas M. Petro
	Name:	Thomas M. Petro
	Title:	President and Chief Executive Officer

Exhibit A

December 8, 2015

Univest Corporation of Pennsylvania
14 North Main Street

Souderton, Pennsylvania 18964

Ladies and Gentlemen:

Univest Corporation of Pennsylvania (“Univest”) and Fox Chase Bancorp, Inc. (“Fox Chase”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Fox Chase will merge with and into Univest, with Univest surviving the merger (the “Merger”).  Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Univest has required that, as a condition to its willingness to enter into the Merger Agreement, the undersigned shareholder of Fox Chase execute and deliver to Univest this Agreement.

The undersigned, in order to induce Univest to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not in his or her capacity as a director or officer of Fox Chase):

(a)  represents and warrants to Univest that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) all of the shares of Fox Chase Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of Fox Chase Common Stock pursuant to paragraph (d) below, the “Shares”) (provided that the term “Shares” shall not include:  (1) any securities beneficially owned by the undersigned as a trustee or fiduciary: (2) any shares as to which the undersigned does not have, directly or indirectly, sole voting power; (3) any unexercised stock options to purchase shares of Fox Chase Common Stock) free and clear of all Liens other than Liens which will be released prior to the effective time of the Merger and which do not affect the ability of the undersigned to vote such Shares, (B) does not beneficially own any shares of Fox Chase Common Stock other than the Original Shares, and (C) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote such Shares), and there are no voting trusts or voting agreements with respect to the Original

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Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or applicable law applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b)  agrees to (i) be present (in person or by proxy) at the Fox Chase Shareholders’ Meeting in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares (A) in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Fox Chase Board of Directors), and (B) against (x) any Fox Chase Acquisition Proposal other than the Merger, (y) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Fox Chase under the Merger Agreement or of the undersigned under this Agreement, and (z) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the conditions under the Merger Agreement;

(c)  agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than:  (a)  to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family members or upon the undersigned’s death; provided that, as a precondition to such permitted Transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Univest; (b) transfers by will or operation or law; (c) transfers in connection with estate planning or similar purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to abide by the terms of this Agreement; (d) the withholding of Shares by Fox Chase to satisfy tax obligations upon the vesting of any shares of restricted stock or the exercise of stock options; or (e) such transfers as Univest may otherwise permit in its sole discretion; and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d)  agrees that all shares of Fox Chase Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Fox Chase Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of Fox Chase.  It is further understood and

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agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Fox Chase Common Stock held or controlled by the undersigned as of the date hereof.

The obligations set forth in this Agreement shall terminate upon the earlier to occur of (i) the Fox Chase Shareholders’ Meeting and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement.  Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

This Agreement shall inure to the benefit of Univest, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other.  This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, Univest shall be entitled to such remedies and relief against the undersigned as are available at law or in equity.  The undersigned acknowledges that there is not an adequate remedy at law to compensate Univest for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

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Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Univest by signing and returning to Univest a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this day of December 2015:

UNIVEST CORPORATION OF PENNSYLVANIA

By:
Name:
Title:

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Exhibit B

December 8, 2015

Fox Chase Bancorp, Inc.
4390 Davisville Road
Hatboro, Pennsylvania 19040

Ladies and Gentlemen:

Univest Corporation of Pennsylvania (“Univest”) and Fox Chase Bancorp, Inc. (“Fox Chase”) desire to enter into, concurrently with or following the execution of this letter agreement (this “Agreement”), an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Fox Chase will merge with and into Univest, with Univest surviving the merger (the “Merger”).  Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Fox Chase has required that, as a condition to its willingness to enter into the Merger Agreement, the undersigned shareholder of Univest execute and deliver to Fox Chase this Agreement.

The undersigned, in order to induce Fox Chase to enter into the Merger Agreement, hereby irrevocably (in his or her individual capacity and not in his or her capacity as a director or officer of Univest):

(a)  represents and warrants to Fox Chase that (i) the undersigned (A) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) all of the shares of Univest Common Stock set forth below on the signature page hereto (the “Original Shares” and, together with any additional shares of Univest Common Stock pursuant to paragraph (b) below, the “Shares”) (provided that the term “Shares” shall not include: (1) any securities beneficially owned by the undersigned as a trustee or fiduciary; (2) any shares as to which the undersigned does not have, directly or indirectly, sole voting power; and (3) any unexercised stock options to purchase shares of Univest Common Stock) and (B) has the capacity to enter into this Agreement and that this Agreement is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles, (ii) except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the undersigned is a party relating to the pledge, disposition or voting of any of the Original Shares (other than Liens which do not affect the ability of the undersigned to vote such Shares), and there are no voting trusts or voting agreements with respect to the Original Shares, (iii) neither the execution and delivery of this Agreement nor the consummation by the undersigned of the transactions contemplated hereby will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, mortgage, lease or other agreement, instrument or applicable law

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applicable to the undersigned or to the undersigned’s property or assets, and (iv) no consent, approval or authorization of any other party is required in order for the undersigned to enter into and perform his or her obligations under this Agreement;

(b)  agrees to (i) be present (in person or by proxy) at the Univest Shareholders’ Meeting in order to be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) vote or cause to be voted all such Shares in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Univest Board of Directors);

(c)  agrees that (i) the undersigned will not, directly or indirectly, contract to sell, sell, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or any interest therein or any voting rights with respect thereto, other than: (a) to any immediate family member of the undersigned, or to a trust for the benefit of the undersigned or his or her immediate family members or upon the undersigned’s death; provided that, as a precondition to such permitted Transfer, the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Fox Chase; (b) transfers by will or operation of law; (c) transfers in connection with estate planning or similar purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to abide by the terms of this Agreement; (d) the withholding of Shares by Univest to satisfy tax obligations upon the vesting of any shares of restricted stock or the exercise of stock options; or (e) such transfers as Fox Chase may otherwise permit in its sole discretion; and (ii) any attempted Transfer of the Shares or any interest therein in violation of this paragraph (c) by the undersigned shall be null and void; and

(d)  agrees that all shares of Univest Common Stock that the undersigned purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

It is understood and agreed that the provisions of this Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Univest Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of Univest.  It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Univest Common Stock held or controlled by the undersigned as of the date hereof.

The obligations set forth in this Agreement shall terminate upon the earlier to occur of (i) the Univest Shareholders’ Meeting and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement.  Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

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This Agreement shall inure to the benefit of Fox Chase, shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives, and may not be assigned by any party without the written consent of the other.  This Agreement shall survive the death or incapacity of the undersigned.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

The undersigned agrees that, in the event of his or her breach of this Agreement, Fox Chase shall be entitled to such remedies and relief against the undersigned as are available at law or in equity.  The undersigned acknowledges that there is not an adequate remedy at law to compensate Fox Chase for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The undersigned agrees to the granting of injunctive relief without the posting of any bond or other securities and further agrees that, if any bond or other securities shall be required, such bond or other securities shall be in a nominal amount.

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Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Fox Chase by signing and returning to Fox Chase a counterpart hereof.

Very truly yours,

Name:

Number of Shares:

Accepted as of this day of December 2015:

FOX CHASE BANCORP, INC.

By:
Name:
Title:

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